UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

April 6, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 27, 2015 at the Trump Soho New York, 246 Spring Street, New York, NY 10013.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the proxy statement your careful attention.

In accordance with rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the Annual Meeting of Shareholders, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to vote by submitting your proxy over the Internet, by telephone or by mail. Please refer to the Notice of Internet Availability of Proxy Materials for more detailed voting instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of our Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Benjamin A. Breier

President and Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2015

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 9:00 a.m., local time, on Wednesday, May 27, 2015 at the Trump Soho New York, 246 Spring Street, New York, NY 10013 for the following purposes:

(1)	to elect a board of 11 directors;

(2)	to hold an advisory vote on Kindred’s executive compensation program;

(3)	to amend and restate the Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2015; and

(5)	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 30, 2015 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

April 6, 2015

Joseph L. Landenwich

Co-General Counsel and Corporate Secretary

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2015

GENERAL INFORMATION

Overview

This proxy statement and the accompanying form of proxy are being provided to Kindred Healthcare, Inc. (“Kindred” or the “Company”) shareholders as part of a solicitation of proxies by the board of directors (the “Board” or “Board of Directors”) of Kindred for use at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof. This proxy statement is dated April 6, 2015 and is first being furnished to shareholders on or about April 10, 2015. This proxy statement provides shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Annual Meeting.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held at the Trump Soho New York, 246 Spring Street, New York, NY 10013 on Wednesday, May 27, 2015, at 9:00 a.m., local time.

Purposes of the Annual Meeting

At the Annual Meeting, shareholders will be asked:

•	to elect the director nominees named in this proxy statement;

•	to hold an advisory vote on Kindred’s executive compensation program;

•	to amend and restate the Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2015; and

•	to transact such other business as may properly come before the meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Annual Meeting is March 30, 2015. This means that you must be a shareholder of record of common stock, $0.25 par value per share (“Common Stock”), of the Company at the close of business on March 30, 2015 in order to vote at the Annual Meeting. You are entitled to one vote for each share of Common Stock you own. At the close of business on March 30, 2015, there were 83,511,851 shares of Common Stock outstanding and entitled to vote, held by approximately 3,300 holders of record.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal place of business during regular business hours for a period of no less than ten days before the Annual Meeting and at the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 27, 2015

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials over the Internet. Pursuant to these rules, our proxy statement, proxy card, 2014 annual report to shareholders and driving directions to the Annual Meeting are available online at www.proxyvote.com. In addition, on or about April 10, 2015, the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. The Notice of Internet Availability of Proxy Materials is also available online at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the Company’s proxy materials by mail unless you request one. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

Quorum and Vote Required

A quorum of shareholders is necessary to hold a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of Common Stock entitled to vote on a matter at the Annual Meeting, whether in person or by proxy.

Under rules of the New York Stock Exchange (“NYSE”), matters subject to shareholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The ratification of the appointment of the independent registered public accounting firm (proposal 4) is a routine matter. All other proposals, including the election of directors, are non-routine matters, and broker non-votes will have no effect on the outcome of the vote on those proposals.

The Company’s bylaws provide for majority voting for directors in uncontested elections. This means that each director-nominee listed in this proxy statement will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (proposal 1). Abstentions will have no effect on the outcome of the vote. As set forth in the Company’s Corporate Governance Guidelines, the Board of Directors expects a director to tender his or her resignation for consideration by the Board of Directors if he or she fails to receive the requisite number of votes for re-election.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be necessary to approve, on a non-binding, advisory basis, the Company’s executive compensation program (proposal 2), to amend and restate the Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors (proposal 3), to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015 (proposal 4) and to approve any other matters that may properly come before the Annual Meeting for shareholder consideration. Abstentions with respect to each of these proposals will have the same effect as an AGAINST vote.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present. Shares of Common Stock represented at the Annual Meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Voting of Proxies

Shares of Common Stock represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted at the Annual Meeting in accordance with specifications made by the shareholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted FOR proposals 1, 2, 3 and 4. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee.

How to Vote

Whether or not you plan to attend the Annual Meeting, the Company requests that you complete, sign, date and return the accompanying proxy card or use the telephone or Internet to vote. Please refer to the Notice of Internet Availability of Proxy Materials or the accompanying proxy card for instructions on how to vote by mail, telephone or the Internet.

If you hold shares of the Company’s Common Stock in a stock brokerage account or through a bank, brokerage firm or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity. If you receive more than one set of proxy materials or voting instructions, it means that you have multiple accounts at the transfer agent and/or with banks, brokerage firms or other nominees. Please follow the voting instructions provided for each set of proxy materials received to ensure that all of your shares are voted.

A number of banks and brokerage firms participate in a program that permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, brokerage firm or other nominee to vote your shares held in “street name” at the Annual Meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of shares of the Company’s Common Stock, you can revoke your proxy at any time before its exercise at the Annual Meeting by:

•

sending a written notice to the Company, at 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the Internet, so long as you do so before the deadline of 11:59 p.m., Eastern Daylight Time, on May 26, 2015;

•	signing another proxy card(s) bearing a later date and mailing it to the address set forth therein so that it is received prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares of Common Stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, the Company will provide you a ballot at the Annual Meeting. However, if your shares of Common Stock are held in “street name,” you must first obtain from your bank, brokerage firm or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Annual Meeting. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, and you plan to attend the Annual Meeting, you must present proof of your ownership of Common Stock such as a bank or brokerage account statement, to be admitted to the meeting.

Persons with Disabilities

The Company can provide reasonable assistance to help you to participate in the Annual Meeting if you inform the Company about your disability and how you plan to attend. Please write to the Company at 680 South Fourth Street, Louisville, Kentucky 40202-2412, Attention: Corporate Secretary, or call at (502) 596-7300.

Proxy Solicitations and Expenses

The cost of preparing, assembling, posting and mailing the Notice of Internet Availability of Proxy Materials (including the notice of Annual Meeting), proxy statement and proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person, by telephone or other electronic means. The Company has also engaged Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee estimated not to exceed $25,000, plus reimbursement of expenses. The Company and its proxy solicitors also will request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Common Stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Annual Meeting

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Annual Meeting because a quorum is not present. Other than an announcement to be made at the Annual Meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Other Business

The Board of Directors is not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Board of Directors may recommend.

PROPOSAL 1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors currently consists of 11 persons. The Board of Directors has nominated the 11 persons listed below to be elected as directors at the Annual Meeting. Shareholders may not vote their shares for a greater number of persons than the nominees named below. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until the next annual meeting of shareholders or until his or her successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

JOEL ACKERMAN (49) has served as a director of the Company since December 2008. Mr. Ackerman has served as Chief Executive Officer and a director of Champions Oncology, Inc. (OTC:CSBR), a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Previously, Mr. Ackerman was a Senior Portfolio Fellow with the Acumen Fund, a non-profit global venture fund that uses entrepreneurial approaches to solve the problems of poverty, from November 2009 to July 2010, and Managing Director and head of the Health Services Group at Warburg Pincus LLC (“Warburg Pincus”), a global private equity firm, from January 1998 to September 2008. In his role with Warburg Pincus, Mr. Ackerman gained extensive experience with strategic planning, mergers and acquisitions and capital markets in the healthcare services sector. While at Warburg Pincus, he served as an advisor to senior executives of more than 15 healthcare services companies and reviewed over 500 healthcare services opportunities. Mr. Ackerman also served as a director of Coventry Health Care, Inc. (NYSE:CVH), a national managed healthcare company, from November 1999 to May 2013. His experience at Warburg Pincus and his service on the boards of other healthcare related companies serve him well in advising the Company on strategic and healthcare related matters. (1)(2)(3)

JONATHAN D. BLUM (56) has served as a director of the Company since December 2008. Mr. Blum has served as the Senior Vice President and Chief Public Affairs Officer for Yum! Brands, Inc. (NYSE:YUM), a restaurant company with over 40,000 restaurants in more than 125 countries and territories and ranked number 216 in the Fortune 500, since 1997, and as Chief Global Nutrition Officer since March 2012. Mr. Blum has extensive experience in government and public affairs, corporate brand development and management and corporate communications. As a result of his role at Yum! Brands, Mr. Blum provides valuable insights into public relations matters, corporate compliance and best management practices of multi-site operators with large employee-based operations. (1)(4)

BENJAMIN A. BREIER (43) has served as President of the Company since May 2012 and as Chief Executive Officer and a director since March 2015. Previously, Mr. Breier served as the Company’s Chief Operating Officer from August 2010 to March 2015, as Executive Vice President and President, Hospital Division from March 2008 until August 2010, and as President, Rehabilitation Division from August 2005 to March 2008. Given his current role as Chief Executive Officer and his prior operational oversight over each of the Company’s businesses, Mr. Breier provides valuable insights into the Company’s clinical, operational and strategic opportunities.

THOMAS P. COOPER, M.D. (70) has served as a director of the Company since May 2003. Dr. Cooper is the founder and since 1991 has served as Chairman of Vericare Management, Inc. (“Vericare”), a provider of mental health services to patients in long-term care facilities. Dr. Cooper is Chairman of the Board of Directors of Hanger, Inc. (NYSE:HGR), a leading provider of orthotic and prosthetic patient care services, where he also serves as a member of the corporate governance and nominating committee and the executive compensation committee. Dr. Cooper is also a director of IPC The Hospitalist Company, Inc. (NASDAQ:IPCM), a leading provider of hospitalist services in the United States, where he serves as the lead independent director and serves on the quality and nominating and governance committees. Dr. Cooper has substantial experience in healthcare from his roles as a practicing physician as well as an entrepreneur in several healthcare ventures. He also held senior management positions in companies that provide mental health services, nurse triage services and physician services. Dr. Cooper brings a unique perspective on physician matters, quality of care issues and the business of healthcare. (2)(3)(5)

PAUL J. DIAZ (53) has served as Executive Vice Chairman of the Company since March 2015 and as a director since May 2002. He served as Chief Executive Officer of the Company from January 2004 to March 2015, as well as President from January 2002 to May 2012 and as Chief Operating Officer from January 2002 to December 2003. Mr. Diaz is a director of Davita Health Care Partners, Inc. (“Davita”) (NYSE:DVA), a leading provider of kidney care and other healthcare services in the United States and abroad, where he serves on the compensation, compliance and public policy committees. Mr. Diaz has also served in various executive capacities with other long-term healthcare providers in operational, financial and legal positions. Given his prior service as Chief Executive Officer of the Company, Mr. Diaz provides a unique perspective regarding the business and strategic direction of the Company and has experience in all aspects of the Company’s businesses. (3)

HEYWARD R. DONIGAN (53) has served as a director of the Company since March 2014. Ms. Donigan has served as Chief Executive Officer of Vitals, a leading consumer transparency company, since March 2015. From 2010 to 2014, Ms. Donigan served as President, Chief Executive Officer and a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery that merged with Beacon Health Strategies during 2014. Previously, Ms. Donigan was Executive Vice President and Chief Marketing Officer of Premera Blue Cross, an insurer doing business in Washington, Alaska and Oregon, from 2003 to 2010. With over 30 years of experience in all facets of the health plan business, including network management, contracting, sales and marketing, product development and operations, Ms. Donigan is highly qualified to advise the Company on the managed care business and operational matters. (4)(5)

RICHARD GOODMAN (66) has served as a director of the Company since March 2014. Mr. Goodman has had a three-decade career as a global finance executive, most recently serving as Executive Vice President of Global Operations of PepsiCo, Inc. (NYSE:PEP), a leading global food and beverage company, from 2010 to 2011 and as Chief Financial Officer from 2006 to 2010. Mr. Goodman is a director of Johnson Controls, Inc. (NYSE:JCI), a global diversified technology and industrial company serving customers in over 150 countries, where he chairs the audit committee and serves on the executive and finance committees. Mr. Goodman is also a director of The Western Union Company (NYSE:WU), a leader in global payment services, where he chairs the audit committee and serves on the compensation and benefits committee, and Toys “R” Us, Inc., the world’s leading toy and juvenile products retailer, where he chairs the audit committee. His corporate finance, managerial and auditing experience and expertise position him well to advise the Company with respect to financial, accounting, auditing, strategic and operational matters. (1)(2)

CHRISTOPHER T. HJELM (53) has served as a director of the Company since June 2011. He has served as the Senior Vice President and Chief Information Officer of The Kroger Co. (NYSE:KR), which operates approximately 2,600 grocery retail stores in 34 states along with a number of convenience stores, jewelry stores, fuel centers and food processing plants, since August 2005. Mr. Hjelm has also served as a director of Emergent Network Defense, a cyber security company, since October 2012. Mr. Hjelm served on the Board of Directors of RehabCare Group, Inc. (“RehabCare”) (formerly NYSE:RHB) from July 2007 until June 2011. Mr. Hjelm has gained significant operational and information technology expertise during his tenure with The Kroger Co. which, coupled with his prior service on the board of RehabCare, allows him to provide valuable insights into information technology, cyber security and operational matters. (1)(2)

FREDERICK J. KLEISNER (70) has served as a director of the Company since March 2009. Mr. Kleisner served as President and Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ:MHGC), a hospitality company that owns, operates, acquires, develops and redevelops boutique hotels in the United States and Europe, from September 2007 to March 2011, and as a director from February 2006 to March 2011. From October 2007 to March 2011, Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company. Mr. Kleisner is a director of Caesars Entertainment Corporation (NASDAQ:CZR), the world’s most diversified gaming and entertainment company where he serves on the audit committee. Mr. Kleisner is also a director and member of the audit and compensation committees of Apollo Residential Mortgage, Inc. (NYSE:AMTG), a real estate investment trust that invests in, finances and manages mortgage-backed securities, mortgage loans, and other residential mortgage assets in the United States. Mr. Kleisner served as a director of Innkeepers USA Trust (previously Other-OTC:INKPP), a real estate investment trust, from November 2007 to August 2011. Mr. Kleisner has substantial management experience in operating multi-site locations in the hospitality industry. His prior tenure in a chief executive officer position along with his experience at other hotel operators has provided him with strong operating, market positioning and financial management experience. (4)(5)

JOHN H. SHORT, Ph.D. (70) has served as a director of the Company since June 2011. Dr. Short has served as a member of the Board of Trustees of Seton Healthcare Family, a nonprofit healthcare provider in Texas, since July 2012. Dr. Short previously served as Executive Chairman of the Board of Directors of Vericare Management, Inc., a provider of mental health services to patients in long-term care facilities, from March 2012 to October 2012, as President and Chief Executive Officer of RehabCare (formerly NYSE:RHB) from May 2004 until June 2011, and as a director from 1991 to June 2011. Dr. Short is a director of Anthem, Inc. (NYSE:ANTM), one of the nation’s largest health benefits companies, where he serves on the audit and executive compensation committees. Dr. Short also serves as a principal of Short Consulting, LLC, a firm that provides business consulting services to a broad range of healthcare providers. His substantial experience as the former Chief Executive Officer and a director of RehabCare uniquely positions him to advise the Company on strategic, operational and healthcare matters. (3)(5)

PHYLLIS R. YALE (57) has served as Chair of the Board of Directors since May 2014 and as a director since January 2010. Ms. Yale has been a senior advisor with Bain & Company Inc., a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain & Company Inc. from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payers, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and currently serves as Chair of the Board of Directors of Blue Cross Blue Shield of Massachusetts, a not-for-profit health plan headquartered in Boston and as a director of National Surgical Hospitals, a privately held specialty hospital operator. Ms. Yale previously served as Chair of the Board of Directors of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery that merged with Beacon Health Strategies during 2014. Ms. Yale has a deep knowledge base and experience in several segments of the healthcare industry including corporate strategies, marketing, cost and quality management as well as mergers and acquisitions. (3)(4)(5)

(1)	Member of the Nominating and Governance Committee of which Mr. Ackerman is Chair.
(2)	Member of the Audit Committee of which Mr. Goodman is Chair.
(3)	Member of the Strategic Development Committee, of which Ms. Yale was Chair, and which was dissolved by the Board of Directors during 2014.
(4)	Member of the Executive Compensation Committee of which Mr. Kleisner is Chair.
(5)	Member of the Quality of Care and Patient Outcomes Committee of which Dr. Cooper is Chair.

The information contained in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2015.

SHARES OF COMMON STOCK OF THE COMPANY REPRESENTED BY PROXIES EXECUTED AND RETURNED PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

During 2014, the Board of Directors held 19 meetings, including six regular meetings and 13 special meetings. During 2014, each director attended more than 75% of the total number of meetings held by the Board of Directors and each committee of which he or she was a member.

The Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Nominating and Governance Committee, a Quality of Care and Patient Outcomes Committee (formerly named the Quality and Compliance Committee) and a Strategic Development Committee. Each committee has a written charter, which is available on the Company’s website at www.kindredhealthcare.com. The Company’s Corporate Governance Guidelines also are available on its website. Information on the Company’s website is not part of this proxy statement.

Audit Committee

The Audit Committee has four members consisting of Mr. Richard Goodman (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D. and Mr. Christopher T. Hjelm. Each member of the Audit Committee is independent and financially literate as defined under the listing standards of the NYSE. The Board of Directors has determined that Mr. Goodman is the Audit Committee’s financial expert as defined in Item 407 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held four meetings during 2014. The Audit Committee assists the Board of Directors in monitoring: (1) the quality and integrity of the Company’s financial reporting and the adequacy of the Company’s system of internal controls, accounting policies, and financial reporting practices; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the Company’s compliance with legal and regulatory requirements.

Executive Compensation Committee

The Executive Compensation Committee has four members consisting of Mr. Frederick J. Kleisner (Chair), Mr. Jonathan D. Blum, Ms. Heyward R. Donigan and Ms. Phyllis R. Yale. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the NYSE, qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Executive Compensation Committee held nine meetings during 2014. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the Company’s shareholders, potential shareholders and the investment community by ensuring that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation program. The Executive Compensation Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered. The Executive Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in this proxy statement and, based upon such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. Furthermore, the Executive Compensation Committee prepared the section entitled “Compensation Committee Report” on page 66 of this proxy statement.

The Executive Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of the Company’s Chief Executive Officer in making recommendations to the Executive Compensation Committee and the role of its independent compensation consultant in assisting the Executive Compensation Committee in its functions, are more fully described below in the section entitled “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee has four members consisting of Mr. Joel Ackerman (Chair), Mr. Jonathan D. Blum, Mr. Richard Goodman and Mr. Christopher T. Hjelm. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the NYSE. The Nominating and Governance Committee held five meetings during 2014. The Nominating and Governance Committee assists the Board of Directors by: (1) identifying individuals qualified to become members of the Board of Directors, approving the director nominees for the next annual meeting of shareholders and approving nominees to fill vacancies on the Board of Directors; (2) recommending to the Board of Directors nominees for director and chair(s) for each committee; (3) leading the Board of Directors in its annual review of the Board of Directors and senior management’s performance; and (4) recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. The Nominating and Governance Committee also recommends to the Board of Directors whether or not to accept the expected resignation of any director who fails to receive the required vote for re-election in any uncontested election as set forth in the Company’s bylaws and Corporate Governance Guidelines, or whether other action should be taken.

Quality of Care and Patient Outcomes Committee

The Quality of Care and Patient Outcomes Committee has five members consisting of Thomas P. Cooper, M.D. (Chair), Ms. Heyward R. Donigan, Mr. Frederick J. Kleisner, Mr. John H. Short, Ph.D. and Ms. Phyllis R. Yale. All members of the Quality of Care and Patient Outcomes Committee are independent as defined under the listing standards of the NYSE except for Dr. Short. The Quality of Care and Patient Outcomes Committee held five meetings during 2014. The Quality of Care and Patient Outcomes Committee assists the Board of Directors in evaluating and monitoring the Company’s: (1) programs, policies, procedures and performance improvement practices that support and enhance the quality of care provided by the Company; (2) compliance with applicable healthcare laws, regulations, policies, professional standards and industry guidelines; and (3) compliance with the Company’s Code of Conduct.

Strategic Development Committee

The Strategic Development Committee met once during 2014 and had six members consisting of Ms. Phyllis R. Yale (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., Mr. John H. Short, Ph.D., Mr. Paul J. Diaz and Mr. Edward L. Kuntz (who retired from the Board upon conclusion of the 2014 annual meeting of shareholders on May 22, 2014). The Board of Directors dissolved the Strategic Development Committee during 2014 given the extent of the Board’s oversight of the Company’s strategic plan and business and strategic initiatives.

Director Independence

The Board of Directors has determined that the following eight directors are independent, as defined under the listing standards of the NYSE: Mr. Joel Ackerman; Mr. Jonathan D. Blum; Thomas P. Cooper, M.D.; Ms. Heyward R. Donigan; Mr. Richard Goodman; Mr. Christopher T. Hjelm; Mr. Frederick J. Kleisner and Ms. Phyllis R. Yale.

The independent directors have regularly scheduled meetings at which members of management are not present. The Company’s lead independent director presided as chair of these meetings until May 22, 2014, when Ms. Yale was appointed as the independent Chair. The independent Chair now presides at these and all other Board meetings. Thomas P. Cooper, M.D. served as the Company’s lead independent director until May 22, 2014.

The Board of Directors’ independence determination for each director was based upon a review in which each director’s independence was evaluated on a case-by-case basis. In performing the independence evaluations, the Board of Directors considers any matters that could affect the ability of each outside director to exercise independent judgment in discharging his or her responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries and its management. Any such matters are evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. In addition, the Board of Directors also considers any other transactions, relationships or arrangements that could affect director independence.

In 2014, the Board of Directors reviewed relationships between the Company and other entities for which a director or executive officer of the Company also serves as a director. This review included analysis of ordinary course business transactions between the Company and: (1) Davita, for which Mr. Diaz serves as a non-employee director; (2) Hanger, Inc., for which Dr. Cooper serves as a non-employee director; (3) IPC The Hospitalist Company, Inc., for which Dr. Cooper serves as a non-employee director; (4) Johnson Controls, Inc., for which Mr. Goodman serves as a non-employee director; (5) Blue Cross Blue Shield of Massachusetts, for which Ms. Yale serves as a non-employee director; and (6) Anthem, Inc., for which Dr. Short serves as a non-employee director.

During these reviews, the Board of Directors identified no transactions, relationships or arrangements in which a director of the Company had or will have a direct or indirect material interest or which otherwise adversely impacted the Board of Directors’ independence evaluation of the applicable outside directors.

Board Leadership Structure

The Board of Directors has elected to separate the roles of Chair of the Board of Directors and Chief Executive Officer. The Company’s Corporate Governance Guidelines provide that the Chair of the Board shall, whenever possible, be an independent director. This independent Chair policy does not apply if an independent director is unavailable or unwilling to serve. Ms. Phyllis R. Yale, an independent director, became Chair of the Board of Directors on May 22, 2014.

If at any time the Chair of the Board is not an independent director, it is the policy of the Board of Directors that a lead independent director be chosen annually by the independent directors from among the independent directors. In such a situation, the lead independent director would: (1) approve meeting agendas for the Board of Directors; (2) approve Board meeting schedules to assure there is sufficient time to discuss all agenda items; (3) preside at all meetings of the directors at which the Chair of the Board of Directors is not present, including all meetings of the independent directors; (4) serve as a liaison between the Chair of the Board of Directors and the independent directors; (5) approve information sent to the Board of Directors; (6) have the authority to call meetings of the independent directors; (7) be available for direct communication with the Company’s major shareholders and (8) have such other duties as determined by the Board of Directors.

The independent directors meet in executive session at each regular Board meeting to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the Chief Executive Officer.

The Board’s Role in Risk Oversight

The Board of Directors annually reviews a company-wide enterprise risk assessment, as presented by the Company’s senior strategy, risk management and internal audit executives. This presentation is intended to give the Board of Directors a current view of the Company’s primary operational, compliance, financial and strategic risks, on both a company-wide as well as a division-specific basis. In addition to this annual enterprise risk assessment, an evaluation of principal areas of risk and corresponding mitigation strategies are examined in further detail during the year by: (1) the Board of Directors regarding key strategic risks; (2) the Audit Committee regarding key financial risks; (3) the Quality of Care and Patient Outcomes Committee regarding key operational and quality risks; and (4) the Executive Compensation Committee regarding the relationship of the Company’s executive compensation program and risk.

Policies Governing Director Nominations

It is the policy of the Nominating and Governance Committee to consider director candidates recommended by shareholders in accordance with the procedures set forth below and who appear to be qualified to serve on the Board of Directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. There have been no material changes to the procedures by which shareholders may recommend director candidates since the Company last disclosed such procedures.

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chair of the Nominating and Governance Committee, care of the Corporate Secretary, at the Company’s principal office:

1. the name of the person recommended as a director candidate;

2. all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

3. the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. as to the shareholder making the recommendation, the name and address, as they appear on the Company’s records, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5. a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders to be held in 2016, the recommendation must be received in accordance with the requirements for other shareholder proposals.

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by directors, members of management and/or shareholders and outside search firms, and has interviewed and evaluated those persons on its own. On occasion, the Company engages outside search firms to identify and screen potential director candidates.

As set forth in its written charter, the Nominating and Governance Committee generally will seek directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s business and the healthcare industry in general, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and backgrounds. Further, as set forth in the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for annually reviewing with the Board of Directors the requisite skills and characteristics of new Board members, as well as the composition of the Board of Directors as a whole. This assessment includes a review of each director’s independence, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Board of Directors. While the Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Governance Committee considers diversity in the context of the Board of Directors as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate deliberations that reflect a broad range of perspectives. The Nominating and Governance Committee uses the above criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal. The Nominating and Governance Committee reviews current directors who may be proposed for re-election considering the factors described above and their past contributions to the Board of Directors. In so doing, the Nominating and Governance Committee has determined that the directors proposed for election at the Annual Meeting have experience, skills and qualifications consistent with the principles set out in the charter of the Nominating and Governance Committee as described above under “—Nominees for Director.”

Director Attendance at Annual Meetings of Shareholders

The Board of Directors does not require directors to attend the annual meeting of shareholders. Each member of the Company’s Board of Directors serving at that time attended the 2014 annual meeting of shareholders.

Code of Business Conduct and Ethics

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investors” section and is available in print to any requesting shareholder. Information contained on the Company’s website is not part of this proxy statement. In addition, the Company intends to disclose on its website: (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or certain other persons performing similar functions; and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals (which may only be made by the Board of Directors or a Board committee), the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within four business days following the date of the applicable amendment or waiver.

The Code of Conduct generally prohibits the Company’s directors, executive officers and employees from engaging in activities that conflict with the interests of the Company and the residents and patients served by the Company. Situations that may give rise to a potential conflict of interest under the Code of Conduct include: (1) having a material direct or indirect financial or business interest in any entity that does business with the Company; (2) having a direct or indirect financial or business interest in any transaction between the Company and a third party and (3) serving as a director, officer, employee, consultant or agent of an organization that does business with the Company.

To facilitate compliance with these rules, the Code of Conduct requires that individuals report to their supervisors, or to the Board of Directors in the case of directors and executive officers, circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. In addition, each director and executive officer annually confirms to the Company certain information about potential related person transactions as part of the preparation of the Company’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions also must confirm such information. In addition, management reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related person transactions, including related person transactions involving beneficial owners of more than 5% of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock of the Company to file initial stock ownership reports and reports of changes in ownership with the SEC. Based upon a review of these reports and on written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred in 2014.

Related Person Transactions

In accordance with the charter for the Nominating and Governance Committee of the Board of Directors, the Nominating and Governance Committee evaluates each related person transaction involving a director or executive officer for the purpose of determining whether to recommend to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and whether they should be ratified and approved by the Board. The Nominating and Governance Committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders.

Relevant factors include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether the terms have been negotiated at arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the amount involved and the expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Approval by the Board of Directors of any related person transaction involving a director also must be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. When a vote of the disinterested directors is required, such vote is called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Transactions that are not approved or ratified as required by the Code of Conduct are subject to termination by the Company, if so directed by an employee’s supervisor, the Nominating and Governance Committee or the Board of Directors, as applicable, taking into account such factors as such individual or body deems appropriate and relevant. Based upon its review, the Nominating and Governance Committee did not identify any related person transactions under Item 404 of Regulation S-K for 2014 or that are currently proposed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of February 28, 2015 (except as noted below) by (1) each person who is a director or nominee for director, (2) each of the Company’s named executive officers, (3) all of the persons who are directors and executive officers of the Company, as a group, and (4) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors, Nominees and Named Executive Officers
Joel Ackerman	56,543	*
Jonathan D. Blum	56,543	*
Benjamin A. Breier	510,197	*
Thomas P. Cooper, M.D.	74,255	*
Paul J. Diaz	545,196	*
Heyward R. Donigan	6,610	*
Richard Goodman	6,610	*
Christopher T. Hjelm	41,767	*
Frederick J. Kleisner	56,543	*
John H. Short, Ph.D.	108,285	*
Phyllis R. Yale	51,243	*
Stephen D. Farber	44,049	*
Patricia M. Henry	82,361	*
William M. Altman	66,938	*
Richard A. Lechleiter (2)	0	*
Lane M. Bowen (3)	50,647	*

All Directors and Executive Officers as a Group (24 persons)	2,181,910	2.6%

Other Security Holders with More than 5% Ownership
BlackRock, Inc. (4)	7,972,979	9.6%
Steven A. Cohen (5)	5,729,399	6.9%
North Tide Capital Master, LP (6)	5,514,000	6.6%
Dimensional Fund Advisors LP (7)	5,121,325	6.2%
The Vanguard Group, Inc. (8)	5,042,882	6.1%
Wellington Management Group, LLP (9)	4,201,763	5.1%

*	Denotes less than 1%.

(1)	Includes shares subject to stock options which are exercisable within 60 days from February 28, 2015. The number of shares of Common Stock that may be acquired through exercise of stock options, which are exercisable as of, or within 60 days after, February 28, 2015, are as follows: Mr. Ackerman – 15,000 shares; Mr. Blum – 15,000 shares; Dr. Cooper – 13,084 shares; and Mr. Kleisner – 15,000 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Mr. Lechleiter, the Company’s former Executive Vice President and Chief Financial Officer, retired from the Company on January 15, 2014.

(3)	Mr. Bowen, the Company’s former Executive Vice President and President, Nursing Center Division, retired from the Company on April 16, 2014.

(4)

Based in part upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on March 10, 2015. According to the Schedule 13G/A, BlackRock is a parent holding company for subsidiaries that hold Common Stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022. BlackRock

has sole voting power over 7,000,317 shares of Common Stock and sole dispositive power over 7,195,642 shares of Common Stock. This amount also includes 777,377 additional shares of Common Stock the Company believes Blackrock beneficially owns following the Company’s February 2, 2015 merger with Gentiva Health Services, Inc. (“Gentiva”), calculated by taking the number of shares of Common Stock paid per share on the Gentiva common stock (0.257) multiplied by the number of shares of Gentiva common stock owned by Blackrock pursuant to a Schedule 13G/A filed by Blackrock with the SEC on January 23, 2015.

(5)	Based on a Schedule 13G/A jointly filed by Steven A. Cohen (“Cohen”), Point72 Asset Management, L.P. (“Point72 LP”), Point72 Capital Advisors, Inc. (“Point72 Inc.”), Cubist Systematic Strategies, LLC (“Cubist”), Everpoint Asset Management, LLC (“Everpoint”) and Rubric Capital Management, LLC (“Rubric”) with the SEC on January 9, 2015. According to the Schedule 13G/A, Point72 LP, Cubist, Everpoint and Rubric are each investment managers that, pursuant to investment management agreements, maintain investment and voting power with respect to the securities held by certain investment funds that each manages. Point72 Inc. is the general partner of Point72 LP. Cohen controls each of Point72 Inc., Cubist, Everpoint and Rubric. The address of (i) Cohen, Point72 LP, Point72 Inc. and Rubric is 72 Cummings Point Road, Stamford, CT 06902, (ii) Cubist is 330 Madison Avenue, New York, NY 10173, and (iii) EverPoint is 510 Madison Avenue, New York, NY 10022. According to the Schedule 13G/A, (i) Point72 LP and Point72 Inc. had shared voting and dispositive power over 1,754,700 shares of Common Stock, (ii) Cubist had shared voting and dispositive power over 11,296 shares of Common Stock, (iii) Everpoint had shared voting and dispositive power over 1,313,406 shares of Common Stock, (iv) Rubric had shared voting and dispositive power over 2,649,997 shares of Common Stock, and (v) Cohen had shared voting and dispositive power over 5,729,399 shares of Common Stock. Each of Cohen, Point72 Inc., Point72 LP, Cubist, Everpoint and Rubric disclaim beneficial ownership of these shares.

(6)	Based in part upon a Schedule 13G/A jointly filed by North Tide Capital Master, LP (“Master Fund”), North Tide Capital, LLC (“North Tide”) and Conor Laughlin (“Laughlin”) with the SEC on February 13, 2015. According to the Schedule 13G/A, North Tide serves as investment manager to Master Fund and another managed account client (the “Account”). North Tide, Master Fund and Laughlin’s address is 500 Boylston Street, Suite 1860, Boston, Massachusetts 02116. North Tide and Laughlin have shared voting and dispositive power over 5,000,000 shares of Common Stock and Master Fund has shared voting and dispositive power over 4,590,000 shares of Common Stock. North Tide and Laughlin may be deemed beneficial owners of the shares of Common Stock owned by the Master Fund and the Account, but North Tide and Laughlin disclaim beneficial ownership of such shares of Common Stock. This amount also includes 514,000 additional shares of Common Stock the Company believes Master Fund, North Tide and Laughlin beneficially own following the Company’s February 2, 2015 merger with Gentiva, calculated by taking the number of shares of Common Stock paid per share on the Gentiva common stock (0.257) multiplied by the number of shares of Gentiva common stock owned by Master Fund, North Tide and Laughlin pursuant to a Schedule 13G jointly filed by Master Fund, North Tide and Laughlin with the SEC on February 5, 2015.

(7)

Based in part upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 5, 2015. According to the Schedule 13G/A, Dimensional, as an investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (which are collectively referred to as the “Funds”). The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. As further qualified below, Dimensional has sole voting power over 4,510,539 shares of Common Stock and sole dispositive power over 4,689,490 shares of Common Stock. According to the Schedule 13G/A, in its role as investment adviser, sub-adviser or manager, Dimensional and its subsidiaries may be deemed to be the beneficial owner of the shares of Common Stock owned by the Funds, but Dimensional and its subsidiaries disclaim beneficial ownership of such shares of Common Stock. This amount also includes 431,835 additional shares of Common Stock the Company believes Dimensional beneficially owns following the Company’s February 2, 2015 merger with Gentiva, calculated by taking the number of shares of Common Stock paid per share on the Gentiva common stock (0.257) multiplied by the number of shares of Gentiva common stock owned by Dimensional pursuant to a Schedule 13G/A filed by Dimensional with the SEC on February 5, 2015.

(8)	Based in part upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2015. According to the Schedule 13G/A, Vanguard is an investment adviser with an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has sole voting power over 92,352 shares of Common Stock, sole dispositive power over 4,462,240 shares of Common Stock, and shared dispositive power over 87,729 shares of Common Stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 87,729 shares of Common Stock as a result of it serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,623 shares of Common Stock as a result of it serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. This amount also includes 492,913 additional shares of Common Stock the Company believes Vanguard owns following the Company’s February 2, 2015 merger with Gentiva, calculated by taking the number of shares of Common Stock paid per share on the Gentiva common stock (0.257) multiplied by the number of shares of Gentiva common stock owned by Vanguard pursuant to a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2015.

(9)	Based upon a Schedule 13G/A filed by Wellington Management Group, LLP (“Wellington”) with the SEC on February 12, 2015. According to the Schedule 13G/A, Wellington is an investment adviser with an address of 280 Congress Street, Boston, Massachusetts 02210. Wellington has shared voting power over 1,657,273 shares of Common Stock and shared dispositive power over 4,169,713 shares of Common Stock. For purposes of the reporting requirements of the Exchange Act, Wellington, in its capacity as an investment adviser, may be deemed to be a beneficial owner of such shares of Common Stock, which are held of record by the clients of Wellington.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Kindred’s executive compensation program is structured to support the Company’s financial and quality objectives by motivating and retaining key executives, and by awarding compensation based upon the achievement of performance measures reflecting both short-term and long-term strategic objectives. The Executive Compensation Committee (the “Committee”) structures the Company’s compensation program and its goal setting practices with the dual objective of (1) aligning the interests of our named executive officers and long-term shareholders and (2) ensuring that compensation accurately reflects the Company’s performance on key metrics as well as the named executive officer’s individual performance during the year. The Committee is also mindful of the need to retain and attract highly qualified senior executives that are critical for the Company’s success in a challenging and rapidly evolving healthcare marketplace.

The Company has developed a five-year strategic plan to succeed in the current healthcare environment and to prepare the Company for changes in the delivery and payment for our services in the future. This strategic plan is based on six key components:

(1)	Succeeding in our core business of providing quality and clinical outcomes in a cost effective manner;

(2)	Repositioning our portfolio of services to concentrate more assets in our Integrated Care Markets and redeploy assets to higher margin businesses;

(3)	Aggressively growing our “Kindred at Home” home health and hospice business and our rehabilitation business;

(4)	Developing care management capabilities to operationalize our “Continue the Care” strategy;

(5)	Advancing our Integrated Care Market strategy by partnering with other hospital systems, payors and accountable care organizations; and

(6)	Improving our capital structure and enhancing shareholder returns.

Our Performance in 2014

The named executive officers executed several actions in 2014 to dramatically advance our five-year strategic plan. These actions included the following:

•

The Company entered into a merger agreement with Gentiva that was completed on February 2, 2015. After pursuing Gentiva for several months, the Company was able to structure a transaction that it believes will be significantly accretive to earnings and will accelerate implementation of our strategic plan.

•

The Gentiva merger combined two market leaders and significantly enhanced the diversity and scale of the Company’s home health and hospice operations, making “Kindred at Home” one of the largest and most geographically diversified home health and hospice providers in the United States;

•	Kindred at Home now has approximately 635 sites of service in 41 states, including 154 sites in our Integrated Care Markets;

•	The Gentiva merger significantly diversifies our service offerings, transforms our business mix and improves our operating margins; and

•

The Gentiva merger also accelerates our capabilities to provide population health management, including advancing risk sharing initiatives with payors covering targeted populations, as we continue to implement our “Continue the Care” strategy.

•

The Company also entered into a definitive agreement to acquire Centerre Healthcare Corporation (“Centerre”) which operates 11 inpatient rehabilitation facilities (“IRFs”) in partnership with some of the nation’s leading acute-care hospital systems. Centerre has two additional hospitals under construction which are scheduled to open in 2015, as well as a pipeline of additional potential hospitals in various stages of development. The Company completed the Centerre acquisition on January 1, 2015.

•	With the Centerre acquisition, the Company has become one of the nation’s largest operators of inpatient rehabilitation facilities; and

•	The Centerre acquisition also advances the Company’s Integrated Care Market strategy through several joint venture arrangements with leading hospital systems across the United States.

•

We executed on our strategy of exiting unprofitable and non-strategic facilities by transferring the operations of 59 non-strategic leased nursing centers in 2014 and entered into an agreement to dispose of an additional nine non-strategic leased nursing centers in 2015;

•	We continued the development of our Integrated Care Markets with the addition of a new Dallas/Fort-Worth market and by expanding our physician leadership in several other markets;

•

We continued to improve our legacy home health and hospice business through improvements in key personnel and standardized information technology and processes across our sites of services. These actions, along with others, significantly improved the 2014 operating margins in this business;

•	In connection with the Gentiva merger, we took several steps to improve our capital structure, including:

•

issuing approximately 15 million shares of Common Stock through two public offerings in contemplation of the merger and, upon closing the merger in February 2015, issuing approximately 10 million additional shares of Common Stock as part of the merger consideration;

•	issuing $1.35 billion of senior notes with extended maturities;

•	expanding the borrowing capacity of our revolving credit agreement by $150 million; and

•	amending our revolving credit agreement and term loan credit agreement to increase our financial and operational flexibility.

•	We continued to generate strong free cash flows and demonstrated our continued ability to generate meaningful and sustainable free cash flows as well as quarterly cash dividends of $0.12 per share;

•	We made further progress on the development of a quality and service-oriented culture across each of our operating divisions; and

•

We successfully advanced our succession planning goals through the transition of Mr. Breier to Chief Executive Officer and the successful onboarding of a new chief financial officer and a new chief information officer.

These actions helped the Company make significant progress toward the successful implementation of its five-year strategic plan. The Committee believes these actions uniquely position the Company to succeed in the evolving healthcare marketplace, will improve its margin profile and create further opportunities for growth and enhanced shareholder value.

Principal Compensation Actions in 2014

The Committee regularly evaluates the Company’s executive compensation program to ensure that it effectively achieves its objectives of motivating and retaining key executives and supporting the Company’s short-term and long-term strategic goals. In recent years, the Committee employed various measures such as salary freezes and reductions in target incentive awards to reduce executive pay, which over time have negatively impacted the competitiveness of the Company’s compensation arrangements with its named executive officers.

In 2014, the Committee took steps to improve the competitiveness of the total direct compensation of the named executive officers and to reward achievements, as well as motivate the named executive officers to develop and execute on long-term strategies to enhance shareholder value. These actions included the following:

•

The Committee focused a significant portion of the named executive officers’ target short-term incentive awards on the achievement of strategic performance goals rather than solely on annual financial and quality metrics;

•

The Committee implemented the Company’s new long-term incentive plan (the “LTIP”), which generally provides for multi-year performance goals as compared to one-year goals under the Company’s previous plan;

•

The Committee entered into new employment agreements with Mr. Diaz and Mr. Breier to effectuate the Company’s succession plan by promoting Mr. Breier into the Chief Executive Officer role as of March 31, 2015, and retaining Mr. Diaz’s services as Executive Vice Chairman of the Board of Directors to assist in a smooth transition;

•

The Committee approved base salary increases and equity awards for the executive officers to maintain competitive total direct compensation generally within the 25th to 50th percentile of the Company’s peers; and

•	The Committee entered into a new employment agreement with Mr. Farber, the Company’s new Chief Financial Officer, to complete the succession plan from the Company’s previous chief financial officer.

Pay for Performance

The Committee continues to link the compensation of the named executive officers with various measures of Company and individual performance through the goals established pursuant to the Company’s short-term and long-term cash incentive plans and performance-based equity awards. As illustrated in the chart below, the Company utilizes a variety of incentive compensation plans and performance measures to link named executive officer compensation to the Company’s short-term and long-term performance in meaningful ways. These financial, quality and strategic goals encourage the named executive officers to strive for appropriate financial results related to the Company’s operating budget and key financial measures, while maintaining an appropriate focus on the quality and customer service objectives that are critical to ensuring patient satisfaction and regulatory compliance and achieving favorable short-term and long-term financial results.

SUMMARY OF KEY COMPONENTS OF EXECUTIVE COMPENSATION

Component	Performance Period	Vesting /Payout Timing	2014 Performance Measures	Target Incentive Opportunity for 2014 (% of Salary)
				CEO	Other NEOs
Short-Term Incentive Plan (Cash)	1 year	Paid in full in the year following the end of the performance period	Adjusted EBIT, Adjusted EBITM, Adjusted free cash flows, growth, efficiency, quality and customer service, employee turnover, and strategic goals	100%	80% - 60%
Long-Term Incentive Plan (Cash)	1 year to 3 years	Paid in full one year following the end of the relevant performance period	Adjusted Earnings per Share, Adjusted free cash flows, and relative total shareholder return	75%	60% - 50%
Performance-Based Restricted Stock Units	Each tranche based upon performance during 1 year	Vest pro rata over 3 years	Adjusted Earnings per Share and Adjusted free cash flows	(1)	(1)
Service-Based Restricted Stock	n/a	Vest pro rata over 4 years	n/a	(1)	(1)

(1)	Awards vary based upon peer analysis, the Company’s performance and the named executive officer’s individual performance as discussed in more detail below.

Responding to Best Pay Practices

At the 2014 annual meeting of shareholders, the non-binding advisory vote to approve the Company’s compensation for its named executive officers received a greater than 91% favorable vote. Despite the high approval rating, the Committee regularly reevaluates the Company’s executive compensation program to achieve its stated objectives and to implement best practices as appropriate.

The Committee has adopted several best practices in executive compensation including:

•

in response to a shareholder proposal that was approved at the 2014 annual meeting of shareholders, the Company amended its corporate governance guidelines in December 2014 to limit severance pay to 2.99 times salary and maximum bonus in any amended or future change in control severance agreements;

•

developing the new LTIP which focuses a significant percentage of the named executive officers’ cash incentive pay opportunity on multi-year performance measures (rather than solely on one-year performance measures under our prior long-term incentive plan);

•

establishing enhanced strategic goals under the Company’s short-term incentive plan to motivate all of the named executive officers to enhance the Company’s long-term profitability and execute the Company’s strategic plan;

•	adopting the use of performance-based equity awards;

•	amending the Company’s change in control severance agreements to eliminate “single trigger” severance benefits in favor of “double trigger” severance benefits;

•	eliminating tax reimbursement payments (known as “tax gross ups”) on excise taxes that may become due upon a change in control;

•

amending and restating the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (the “2011 Stock Incentive Plan”) to eliminate “single trigger” vesting of stock options and restricted stock awards in the event of a change in control of the Company in favor of “double trigger” vesting;

•	implementing recoupment provisions or “clawbacks” into each of the Company’s primary incentive compensation plans, including the short-term and long-term cash plans and the equity plans;

•	enhancing the Company’s stock ownership requirements by establishing a minimum one-year holding period after vesting; and

•	requiring executive officers to hold net shares realized from equity awards and stock options for at least one year following the relevant vesting or exercise date.

The Executive Compensation Process

The Committee is comprised of four independent directors who meet regularly to review and oversee the Company’s executive compensation program. The Committee also receives input from other independent directors on the Board regarding the performance of the named executive officers. In addition, the Committee engages an independent compensation consultant to advise it on several aspects of executive compensation. The Committee reviews all components of, and makes all decisions regarding, the compensation of the named executive officers.

As Chief Executive Officer, Mr. Diaz participated frequently in the meetings of the Committee where he provided evaluations related to the performance of the Company’s other executive officers and discussed the roles and responsibilities of such executive officers with the Committee. Members of the Committee also frequently interact with the Company’s executive officers and thereby gain an appreciation of their roles and levels of responsibility, as well as their performance. Mr. Diaz made recommendations for the Committee’s consideration regarding executive compensation, including base salary, incentive targets, performance measures, equity compensation and any special awards for the Company’s executive officers. The Committee was not obligated to accept Mr. Diaz’s recommendations with respect to executive compensation. The Committee also regularly holds executive sessions not attended by any members of management or any non-independent directors. The Committee discussed Mr. Diaz’s compensation with him and then made decisions with respect to Mr. Diaz’s compensation without him present. The named executive officers other than the chief executive officer do not make recommendations on incentive compensation or otherwise significantly participate in the Committee’s compensation decision-making process.

Internal Pay Equity

Compensation opportunities for the named executive officers reflect their positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). During his tenure as Chief Executive Officer, Mr. Diaz has generally been the most highly compensated executive due to his ultimate responsibility for the strategic direction and performance of the Company, the unique nature and scope of his leadership and the competitive marketplace for attracting and retaining a talented chief executive officer.

Evaluation of Compensation Policies and Practices as They Relate to Risk Management

The Committee believes that the performance measures it selects appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees. The Committee encourages the Company’s employees to balance short-term objectives with long-term operational and clinical performance and financial stability by conditioning performance-based pay on the achievement of various financial, quality and strategic goals which are aligned with the Company’s key success factors and operational goals and objectives. In addition, the goals are often tied to facility, district, regional, divisional and enterprise performance with no single goal comprising a significant portion of the overall total target. The Committee believes that the incentive plans and goals are administered consistently throughout the Company’s operating divisions. The Company also has in place various controls such as internal audit functions, a compliance hotline and quality controls to further support the Committee’s conclusions on its risk assessment.

Use of Compensation Consultants

The Committee’s charter provides that it has the sole authority to select, evaluate, retain and dismiss an independent compensation consultant. During 2014, the Committee retained Frederick W. Cook & Co. (“F.W. Cook”) as its independent advisor to review the Company’s executive compensation program, including base salaries, as well as short-term and long-term incentive compensation. Prior to engaging F.W. Cook, the Committee assessed the independence of F.W. Cook pursuant to NYSE rules and concluded that no conflict of interest exists that would prevent F.W. Cook from being an independent consultant to the Committee. F.W. Cook has not served the Company in any capacity except as a consultant to the Committee.

In 2014, F.W. Cook’s review of the Company’s executive compensation included:

(1)	reviewing the Company’s senior executive compensation programs;

(2)	benchmarking the total direct compensation levels, including salaries and targeted short-term and long-term incentive opportunities, for the Company’s executive officers;

(3)	evaluating key executive compensation program design and practices including performance metrics, the prevalence of executive retirement and severance programs, stock ownership guidelines and equity compensation usage;

(4)	assisting the Committee in evaluating compensation arrangements and competitive pay packages to effectuate the succession planning changes for Mr. Diaz and Mr. Breier; and

(5)	assisting the Committee in the evaluation of competitive pay arrangements for the Company’s new Chief Financial Officer prior to his hire date on February 3, 2014.

F.W. Cook’s analysis in early February 2014 indicated that (1) on average, base salaries and target cash compensation approximates the market median but that some executives, including the Chief Executive Officer, were positioned at or below the 25th percentile of the Company’s peers; (2) targeted total direct compensation is generally at or below the median of the Company’s peers; (3) the Company’s use of financial, operational, and strategic objectives under its incentive plans continues to be consistent with the practice of its peers; (4) the Company’s use of three different long-term incentives (restricted stock, performance shares, and long-term cash) on an annual basis is consistent with typical peer companies but that the use of both performance shares and performance cash is atypical; (5) the new LTIP is a more typical performance-based long-term incentive plan; (6) the Company’s retirement and deferral programs are consistent with those provided by peer companies; (7) the Company’s perquisite program is limited and generally more conservative than its peers; (8) severance benefits for the Company’s executive officers are generally consistent with the peer group; and (9) the Company’s stock ownership guidelines for executive officers are standard among peers and the broader market.

Peer Group

Consistent with the Committee’s goal of providing competitive compensation, the Committee benchmarks the Company’s executive officer compensation against the executive compensation at a selected group of peer companies which the Committee believes compete with the Company for executive officers with similar talents and expertise and reflect the diversified nature of the Company’s businesses and the healthcare industry, as well as the size and scope of the Company’s operations.

There are very few publicly-traded companies that operate within the Company’s largest businesses: transitional care hospitals, nursing centers, rehabilitation services and home health and hospice, and none that operate with the breadth and scope in each of these businesses. As such, the Company’s peer group primarily consists of healthcare companies that approach the Company’s size, scale and complexity; however, most of these companies are not subject to the same Medicare and Medicaid reimbursement risks as the Company. The peer group is periodically reviewed and updated by the Committee based upon organic changes in the peer companies and upon recommendations from its independent compensation consultant. In developing the peer group, the Committee considers a variety of selection criteria such as: (1) inclusion of companies within the same Global Industry Classification Standard, (2) inclusion of companies with revenues approximating one-third to three times the Company’s revenues, (3) exclusion of companies with market capitalization greater than $40 billion and companies with less than 10,000 employees, (4) inclusion of companies that use the Company in their peer group and (5) inclusion of companies used by proxy advisory firms in establishing peers.

For each company in the peer group, the Committee reviews data including base salary, annual cash incentive compensation, long-term incentive compensation and total annual direct compensation of such company’s named executive officers. The Committee also considers, to a lesser extent, comparisons of compensation from companies outside the healthcare industry and published compensation surveys. The following companies comprised the Company’s peer group for compensation benchmarking purposes during 2014:

Brookdale Senior Living, Inc.	Lifepoint Hospitals, Inc.
Community Health Systems, Inc.	MEDNAX, Inc.
DaVita Healthcare Partners, Inc.	OmniCare, Inc.
Emeritus Corporation	Quest Diagnostics, Inc.
Gentiva Health Services, Inc.	Select Medical, Inc.
Health Management Associates, Inc.	Tenet Healthcare Corporation
HealthSouth Corporation	Universal Health Services, Inc.
Laboratory Corp. of America Holdings

The following chart compares the Company and its peer group on several of the selection criteria used by the Committee.

	Revenues (1) ($ in millions)	Enterprise value (1)(2) ($ in millions)	Market capitalization (1) ($ in millions)	Number of employees (1)
Peer group median	$5,810	$8,474	$3,821	37,200
Kindred Healthcare, Inc.	$5,147	$5,593	$913	78,000
Percentile compared to peer group	44%	27%	6%	96%

(1)	These amounts represent information as of November 30, 2013 as prepared by F.W. Cook and as reviewed by the Committee in selecting the peer group.

(2)	Enterprise value equals the market capitalization plus total debt minus cash and cash equivalents with an adjustment for the latest fiscal year rents capitalized at eight times.

Components of Executive Compensation

The Company’s executive compensation program generally uses the following components to structure the total direct compensation for the named executive officers:

•	base salary;

•	short-term cash incentives (“STIP”);

•	long-term cash incentives;

•	equity-based incentive compensation; and

•	other perquisites and benefits.

The Company believes that the combination of these elements enables the Committee to award compensation that is competitive within the healthcare industry and the Company’s peer group, and that promotes the goals of the executive compensation program. Each of these components is discussed in more detail below.

Mr. Lechleiter is included as one of our named executive officers since he served in the chief financial officer position before his retirement in January 2014. As such, Mr. Lechleiter did not participate in the Company’s short-term incentive plan and long-term incentive plan in 2014 and was not awarded any equity awards during 2014. Likewise, Mr. Bowen is included as one of our named executive officers since he served as Executive Vice President and President, Nursing Center Division during 2014. Mr. Bowen participated in the Company’s short-term incentive plan and long-term incentive plan during 2014 on a prorated basis until his retirement in April 2014. Mr. Bowen was not awarded any equity awards during 2014.

Executive Officers’ Pay at Risk

The Committee places a significant portion of the named executive officers’ compensation at risk by using performance measures in connection with the Company’s short-term and long-term cash incentive plans, as well as by granting performance-based equity awards. The chart below illustrates the mix of total compensation opportunity for the Chief Executive Officer (“CEO”) and the other named executive officers, other than Mr. Lechleiter and Mr. Bowen, based upon target award levels. Base salary is the only component of compensation that is fixed.

2014 TARGET FIXED vs. VARIABLE COMPENSATION

Base Salary

Base salaries are provided to the named executive officers to compensate them for their services performed during the year. The base salary for each named executive officer is determined annually by the Committee following a review of each individual executive officer’s performance, changes in the executive officer’s position or responsibility, relevant comparisons to the peer group data, an assessment of overall Company performance, and a consideration of general market salary increases for all employees. The Committee generally attempts to establish base salaries at approximately the 50th percentile of the Company’s peer group because it believes that a greater portion of total compensation should be subject to the attainment of performance goals. Since awards under the Company’s cash incentive plans are calculated as a percentage of base salary, the Committee also considers how changes in base salary may impact the total direct compensation opportunity for the named executive officers. In 2014, the base salary was 17% of the CEO’s targeted total annual direct compensation and approximately 29% of the targeted total annual direct compensation for the other named executive officers referenced in the table above.

In February and March 2014, the Committee conducted its annual review of base salaries for the named executive officers. In the prior year, in an effort to restrain executive pay levels in response to a challenging Medicare reimbursement environment, the Committee elected not to increase base salaries for the named executive officers for 2013. The Committee recognized that the base salaries were therefore at or below the 50th percentile for each of the named executive officers, except for Mr. Breier who was at approximately the 75th percentile. The Committee noted that Mr. Diaz’s base salary was at the 25th percentile and viewed this salary as not being competitive given his performance and marketability. In 2014, the Committee elected to increase Mr. Diaz’s base salary to slightly above the 50th percentile. The Committee also increased Ms. Henry’s base salary by 6.5% to move her base salary slightly above the 50th percentile of the Company’s peers to reflect her exceptional performance in managing the Company’s rehabilitation business. The Committee increased the base salaries of Mr. Breier by 1.5% and Mr. Altman by 2.5% to maintain their current competitive position. Because Mr. Farber had recently joined the Company in February 2014, his base salary was not increased.

The following chart reflects the changes in base salary for the named executive officers from 2013 to 2014:

	2013	2014
Mr. Diaz, Chief Executive Officer	$922,501	$1,100,008
Mr. Breier, President and Chief Operating Officer	$750,006	$761,259
Mr. Farber, Executive Vice President, Chief Financial Officer	—	$500,011
Ms. Henry, Executive Vice President and President, RehabCare	$394,264	$418,184
Mr. Altman, Executive Vice President for Strategy, Policy and Integrated Care	$395,013	$404,955

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the named executive officers is subject to the attainment of objective financial and quality goals. The Company uses two cash incentive plans: an annual short-term incentive plan and a long-term incentive plan. All named executive officers participated in these plans for 2014 except for Mr. Lechleiter, who retired from the Company in January 2014.

Short-Term Incentive Plan

Under the short-term incentive plan, the Committee establishes annual financial and quality goals for the Company’s named executive officers. In establishing annual performance goals, the Committee considers the appropriate relative weighting of financial, quality and strategic goals. The Committee believes that the performance measures it selects appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees.

For its short-term incentive plan, the Company uses company-wide and divisional financial and quality performance goals as well as specific strategic goals for its named executive officers. For 2014, the financial goals for the named executive officers were based upon the Company’s operating budget approved by the Board of Directors and other financial metrics that support the achievement of the Company’s 2014 operating budget. The Company believes that certain of these financial goals are measures generally used by investors to value the Common Stock and are therefore appropriate goals to motivate executive performance. The quality goals under the short-term incentive plan were based upon key quality metrics across the Company’s operating divisions and new initiatives to enhance the quality of care and customer service. The quality goals are objective measures and are established with a view to be challenging but achievable with solid operational focus on the Company’s businesses. The Committee believes that maintaining or improving the quality of the Company’s services is critical to attaining the Company’s financial results and that the allocation between financial and quality goals reflects an appropriate risk allocation. For 2014, the Committee also used strategic goals in the short-term incentive plan that are linked to the Company’s five-year strategic plan. See “Strategic Goals under the Short-Term Incentive Plan” beginning on page 31.

Annual cash bonuses under the short-term incentive plan are determined as a percentage of the participating named executive officer’s base salary. Mr. Diaz’s bonus opportunity for 2014 approximated the 25th percentile of the Company’s peers. For the remaining named executive officers, their bonus opportunities are generally within the 25th and 50th percentile of the Company’s peers. The following chart reflects the target award levels for each named executive officer as a percentage of his or her base salary for 2014. The target award levels were unchanged from 2013.

2014 Target Award Level
Mr. Diaz	100%
Mr. Breier	80%
Mr. Farber	70%
Ms. Henry	60%
Mr. Altman	60%
Mr. Bowen	60%

The following chart reflects the allocation of the total short-term incentive goals based on the type of goal:

	Consolidated Financial/Quality	Strategic	Divisional Financial/Quality	Total
Mr. Diaz	50%	50%	—	100%
Mr. Breier	60%	40%	—	100%
Mr. Farber	70%	30%	—	100%
Ms. Henry	30%	20%	50%	100%
Mr. Altman	70%	30%	—	100%
Mr. Bowen	30%	20%	50%	100%

In addition to the incentive targets detailed below, the Committee established minimum Company performance thresholds that were required to be achieved prior to awarding bonuses under the short-term incentive plan to ensure sufficient financial performance by the Company to support the cash incentives. As such, awards under the short-term incentive plan would have been forfeited if:

•

the Company failed to satisfy 95% of the targeted corporate earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) goal of approximately $716 million for the named executive officers;

•

the RehabCare Division failed to satisfy 92.5% of the targeted earnings before interest, income taxes, depreciation, amortization, rent and management fee (“EBITDARM”) goal of approximately $145 million for Ms. Henry; or

•	the Nursing Center Division failed to satisfy 92.5% of the targeted EBITDARM goal of approximately $152 million for Mr. Bowen.

The following chart sets forth the minimum, target and maximum consolidated financial and quality goals for 2014 under the short-term incentive plan as well as the actual levels achieved. Actual results between these targets are interpolated.

Short-Term Incentive Plan

Consolidated Enterprise Goals applicable for All Named Executive Officers

	2014 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$210.5	12.0%	$221.6	30.0%	$232.7	95.0%	$206.4	—
Adjusted Free Cash Flows ($ millions) (2)	$100.8	4.0%	$126.0	10.0%	$132.3	15.0%	$91.5	—
Accounts receivable—days outstanding—1 Q	63.9	1.0%	60.7	2.5%	57.8	3.75%	61.7	1.9%
Accounts receivable—days outstanding—2 Q	67.3	1.0%	63.9	2.5%	60.9	3.75%	67.2	1.0%
Accounts receivable—days outstanding—3 Q	69.7	1.0%	66.2	2.5%	63.0	3.75%	71.2	—
Accounts receivable—days outstanding—4 Q	66.8	1.0%	63.5	2.5%	60.5	3.75%	67.1	—
Consolidated revenues ($ millions)	$4,945	4.0%	$5,206	10.0%	$5,466	15.0%	$5,102	7.6%
Project Apollo savings ($ millions)	$80.5	4.0%	$84.8	10.0%	$89.0	15.0%	$85.1	10.0%
Hospital division clinical quality mix	1.82	2.0%	1.73	5.0%	1.65	7.5%	1.52	7.5%
Nursing center division five star quality measure score	3.699	2.0%	3.700	5.0%	3.705	7.5%	4.129	7.5%
Rehabilitation customer satisfaction	4.09	2.0%	4.30	5.0%	4.52	7.5%	4.36	5.0%
Care management division home health process/outcomes measures index	57.0%	2.0%	60.0%	5.0%	63.0%	7.5%	80.6%	7.5%
Aggregate employee turnover	27.3%	2.0%	25.9%	5.0%	24.7%	7.5%	25.5%	5.5%
Voluntary officer turnover	10.5%	2.0%	10.0%	5.0%	9.5%	7.5%	10.4%	2.6%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		56.1%

Short-Term Incentive Plan

RehabCare Division Goals applicable for Ms. Henry

	2014 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
RehabCare Division Adjusted EBITM ($ millions) (3)	$113.6	12.0%	$119.6	30.0%	$125.5	95.0%	$126.7	95.0%
Accounts receivable—days outstanding—1 Q	88.7	1.0%	84.3	2.5%	80.3	3.75%	83.8	2.5%
Accounts receivable—days outstanding—2 Q	88.6	1.0%	84.2	2.5%	80.2	3.75%	86.8	1.6%
Accounts receivable—days outstanding—3 Q	88.5	1.0%	84.1	2.5%	80.1	3.75%	86.5	1.6%
Accounts receivable—days outstanding—4 Q	88.0	1.0%	83.6	2.5%	79.6	3.75%	85.7	1.6%
Total revenues ($ millions)	$1,216.2	4.0%	$1,280.2	10.0%	$1,344.2	15.0%	$1,307.3	12.0%
Net new contracts	94	4.0%	99	10.0%	104	15.0%	141	15.0%
SRS contribution margin %	11.6%	2.0%	12.2%	5.0%	12.8%	7.5%	12.8%	7.5%
HRS contribution margin %	31.0%	2.0%	32.6%	5.0%	34.2%	7.5%	32.8%	5.0%
Customer satisfaction	4.09	2.0%	4.30	5.0%	4.52	7.5%	4.36	5.5%
SRS functional gain measurement	1.14	1.0%	1.20	2.5%	1.26	3.75%	1.39	3.75%
SRS avg. mobile time to entry (minutes)	15.79	1.0%	15.0	2.5%	14.29	3.75%	6.50	3.75%
SRS clinical audit completion	89.3%	1.0%	94.0%	2.5%	98.7%	3.75%	100.0%	3.75%
HRS IRF outcomes	2.19	1.0%	2.30	2.5%	2.42	3.75%	2.25	1.6%
HRS outpatient outcomes	20.38%	1.0%	21.45%	2.5%	22.52%	3.75%	22.86%	3.75%
HRS LTAC outcomes	1.64	1.0%	1.72	2.5%	1.81	3.75%	2.64	3.75%
Aggregate employee turnover	17.9%	4.0%	17.0%	10.0%	16.2%	15.0%	15.7%	15.0%
Overall maximum limitation		—		—		(31.2%)		(13.85%)

Total		40.0%		100.0%		168.8%		168.8%

Short-Term Incentive Plan

Nursing Center Division Goals applicable for Mr. Bowen

	2014 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Nursing Center Division Adjusted EBITM ($ millions) (3)	$22.9	12.0%	$24.1	30.0%	$25.3	95.0%	$27.6	95.0%
Total Admissions	39,221	3.0%	41,285	7.5%	43,349	11.25%	38,511	—
Medicare and managed care revenue per patient day	$488.55	3.0%	$514.26	7.5%	$539.97	11.25%	$520.02	8.25%
Accounts receivable—days outstanding—1 Q	51.2	0.75%	47.1	1.875%	45.7	2.813%	48.4	1.425%
Accounts receivable—days outstanding—2 Q	52.5	0.75%	48.3	1.875%	46.9	2.813%	50.2	1.20%
Accounts receivable—days outstanding—3 Q	57.6	0.75%	53.0	1.875%	51.5	2.813%	55.5	1.20%
Accounts receivable—days outstanding—4 Q	56.3	0.75%	51.8	1.875%	50.3	2.813%	52.8	1.425%
Bad debt %	1.57%	1.0%	1.45%	2.5%	1.4%	3.75%	1.9%	—
Total operating expenses per day	$251.73	3.0%	$244.17	7.5%	$237.06	11.25%	$242.60	8.25%
Total ancillary expenses per patient day	$47.29	3.0%	$45.87	7.5%	$44.53	11.25%	$44.32	11.25%
Average health deficiencies per standard survey	1.13	2.0%	1.10	5.0%	1.07	7.5%	1.11	4.40%
Clearing tags on first follow-up	92.2%	2.0%	95.0%	5.0%	97.9%	7.5%	96.5%	6.0%
Hospital re-admissions	18.1%	2.0%	17.3%	5.0%	16.4%	7.5%	18.5%	—
5 Star quality measure score	3.517	2.0%	3.70	5.0%	3.887	7.5%	4.13%	7.5%
Nursing turnover	59.4%	2.0%	53.5%	5.0%	52.5%	7.5%	48.7%	7.5%
Total employee retention	65.8%	2.0%	70.7%	5.0%	72.1%	7.5%	70.6%	4.4%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		157.8%

(1)

The Company’s performance goals include the non-GAAP financial measure earnings before interest and taxes (“EBIT”) from both continuing and discontinued operations, as adjusted for certain items as described below (“Consolidated Adjusted EBIT”). The Company believes that net income (loss) is the most comparable GAAP measure to Consolidated Adjusted EBIT. Consolidated Adjusted EBIT for the year ended December 31, 2014 is calculated by excluding from net income (loss) the impact of the following items related to both continuing and discontinued operations: EBIT for operations qualifying as discontinued operations under GAAP prior to 2014, loss on divestiture of operations, interest expense, investment income and income taxes. The following items are also excluded from the Company’s 2014 performance goals and the actual comparative results for purposes of the 2014 calculation of Consolidated Adjusted EBIT: (1) results of operations from an acquisition that was closed in 2014, (2) costs and expenses of significant acquisition and development activities, (3) EBIT after disposal date and costs incurred in connection with the closure or planned disposal of three transitional care hospitals and nine nursing centers, (4) professional and consulting fees associated with the new Medicare criteria and payment rules for long-term acute care hospitals, (5) costs associated with severance and retirements, (6) provision for wage and hour lawsuit and an allowance for a customer bankruptcy and (7) fees and charges associated with the refinancing and modification of the Company’s senior secured and unsecured debt (the “2014 Adjustments”). See Notes 5 and 7 of the Company’s audited financial statements for the year ended

December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2015 (the “2014 Audited Financials”) for additional information about the calculation of EBIT.

(2)	The Company’s performance goals include the non-GAAP financial measure free cash flows, as adjusted for certain items as described below (“Adjusted Free Cash Flows”). The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2014 is calculated by deducting routine and development capital spending from net cash flows provided by operating activities and excluding the impact of the following payments, net of income taxes: (1) costs and expenses of significant acquisition and development activities, (2) costs incurred in connection with the decision to allow leases to expire for 59 nursing centers leased from Ventas, Inc. (“Ventas”), (3) professional and consulting fees associated with the new Medicare criteria and payment rules for long-term acute care hospitals, (4) cost of settling a whistleblower lawsuit, (5) costs associated with severance and retirements and (6) fees associated with the refinancing and modification of the Company’s senior secured and unsecured debt. See the 2014 Audited Financials for additional information about net cash flows provided by operating activities.

(3)	The Company’s performance goals include the non-GAAP financial measure earnings before interest, taxes and management fee (“EBITM”) from both continuing and discontinued operations, as adjusted for certain items as described below (“Adjusted EBITM”). The Company believes that net income (loss) is the most comparable GAAP measure to Adjusted EBITM. Net income (loss) is reported on a consolidated (rather than a segment) basis in the 2014 Audited Financials and is calculated by adding income (loss) from continuing operations and income (loss) from discontinued operations. The actual performance achieved towards the divisional 2014 EBITM performance goals is based upon segment EBITM from continuing operations. Segment EBITM from both continuing operations excludes the allocation of corporate overhead. The Company’s 2014 performance goals and the actual comparative results for purposes of the 2014 calculation of Adjusted EBITM excludes the 2014 Adjustments. A reconciliation of segment EBITM from continuing operations to income (loss) from continuing operations is presented in Note 7 of the 2014 Audited Financials. Segment EBITM from discontinued operations is set forth in Note 5 of the 2014 Audited Financials.

Strategic Goals under the Short-Term Incentive Plan

For 2014, the Committee elected to allocate a portion of the short-term incentive bonus award for Mr. Diaz and the other named executive officers to the achievement of specified strategic goals. This portion of the short-term incentive award was structured as follows:

•	the Company must achieve at least a 95% pre-established and objective adjusted consolidated EBITDAR threshold goal of approximately $716 million (the “Threshold Goal”), which was achieved in 2014;

•	if the Threshold Goal is not achieved, then the corresponding strategic portion of the award is zero;

•	if the Threshold Goal is achieved, then the named executive officers are eligible for the maximum strategic award potential of their individual target award under the short-term incentive plan; and

•

If the named executive officers are eligible for the maximum strategic award, then the Committee may exercise its negative discretion to adjust the maximum award downward for any individual, depending on the achievement of the specified strategic goals identified below.

The Committee established the following strategic goals for 2014:

•	execute on the strategic plan, including achieving specific milestones in the timeline and financial projections;

•	improve capital structure, reposition portfolio and continue to explore options to enhance shareholder value;

•	continue to develop Integrated Care Management capabilities in five markets;

•	grow and improve the profitability of the Company’s home health and hospice business;

•	advance care management capabilities to support payment innovation;

•	complete succession plan with the onboarding of a new executive team, including a new chief operating officer, chief financial officer and chief information officer;

•	continue the development of the quality and service culture of the Company; and

•	achieve the financial plan, including approximately $40 million of cost savings through the process we refer to as “Project Apollo.”

The Committee evaluated the performance of the named executive officers across all of the relevant performance goals within the context of the Company’s overall performance.

In evaluating the achievement of these strategic performance goals, the Committee noted that the Gentiva merger and the Centerre acquisition accelerated the implementation of the Company’s five-year strategic plan and improved its capital structure, margin profile and cash flow capabilities. The Gentiva merger created one of the largest and most geographically diversified home health and hospice companies in the United States. These acquisitions, along with the continued divestiture of unprofitable nursing centers, have further repositioned the Company’s portfolio for future growth and improved profitability. The Committee also noted the strides made to improve the profitability of the Company’s legacy home health and hospice operations in 2014.

With respect to its Integrated Care Markets, the Gentiva merger and Centerre acquisition added key assets in several of these markets. The Committee also acknowledged the addition of a new Dallas/Fort Worth market and improved physician leadership in the Integrated Care Markets. The Committee also believes progress has been made in advancing several strategic relationships that have improved the Company’s care management capabilities.

In addition, the Committee recognized the efforts to successfully onboard new executive officers, including Mr. Farber as the new Chief Financial Officer, and a new chief information officer in 2014 and the hiring of Mr. Kent Wallace as the Company’s new Chief Operating Officer in January 2015. The Committee also evaluated the efforts of the named executive officers to improve quality and customer service. The Committee noted high clinical quality scores in the Company’s hospital and nursing center divisions as well as significant improvement in patient outcome measures in its rehabilitation and care management divisions.

As reflected in several of the economic metrics used in the short-term and long-term incentive plans, the Committee also noted that the Company’s overall performance on earnings and adjusted free cash flow were below its expectations.

Based on the actual performance and the Committee’s evaluation of the named executive officers’ performance under the Company’s financial, quality and strategic goals, the Committee awarded aggregate short-term incentive bonuses for 2014 as set forth below:

	Percent Earned
	Consolidated Financial/ Quality (a)	Strategic (b)	Divisional Financial/ Quality (c)	Total (a + b + c)		Potential Target Bonus		Base Salary		Total Cash Award
Mr. Diaz	28.1%	70.3%	—	98.4%	x	100%	x	$1,100,008	=	$1,082,408
Mr. Breier	33.7%	56.2%	—	89.9%	x	80%	x	$761,259	=	$547,497
Mr. Farber	39.3%	42.2%	—	81.5%	x	70%	x	$500,011	=	$285,256
Ms. Henry	16.8%	28.1%	84.4%	129.3%	x	60%	x	$418,184	=	$324,427
Mr. Altman	39.3%	42.2%	—	81.5%	x	60%	x	$404,955	=	$198,023
Mr. Bowen (1)	16.8%	28.1%	78.9%	123.8%	x	60%	x	$420,867	=	$90,660

(1)	Mr. Bowen’s award was prorated based on his actual days of service in 2014.

Long-Term Incentive Plan

During 2013, the Committee finalized and shareholders approved the new LTIP that will focus a significant percentage of the named executive officers’ pay opportunity on multi-year performance measures. The Company’s long-term incentive plan provides cash awards to the Company’s key employees, including the named executive officers, upon the attainment of specified performance objectives. In 2014, the Committee began the transition to multi-year performance measures. Under the new LTIP, the Committee generally intends to establish three-year performance goals, focusing initially on earnings per share, free cash flows and total shareholder returns, which the Committee believes will focus the named executive officers and management on the long-term operational and financial objectives of the Company. The Committee believes that the new LTIP will encourage management to take actions to improve the Company’s long-term financial performance and increase shareholder value.

Cash awards under the long-term incentive plan are payable on or about the first anniversary of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This delayed payment feature serves as an additional retention vehicle for the Company.

Under the long-term incentive plan, participants are eligible to receive cash awards expressed as a percentage of their base salary. No awards are earned under the long-term incentive plan until certain minimum levels of performance are achieved. The following chart reflects the potential minimum, target and maximum award levels for the named executive officers as a percentage of base salary for the 2014 performance period:

	Long-Term Incentive Plan (As a % of Base Salary)
	Minimum	Target	Maximum
Mr. Diaz	25.0%	75%	187.5%
Mr. Breier	20.0%	60%	150%
Mr. Farber	16.7%	50%	125%
Ms. Henry	16.7%	50%	125%
Mr. Altman	16.7%	50%	125%
Mr. Bowen	16.7%	50%	125%

Transition Periods

Prior to the implementation of the new LTIP, the previous long-term incentive plan provided for performance periods covering one year. The new LTIP provides for multi-year goals and the Committee intends to transition to three-year performance periods. In order to effectuate a transition to the new LTIP and three-year performance periods, and to avoid a significant reduction in each participant’s incentive opportunity during the transition period, the Committee established two transitional performance periods, a one-year performance period for 2014 and a two-year performance period from 2014-2015, in addition to its first three-year performance period from 2014-2016. During the transition period, the Committee also capped the potential award percentages so that the total potential incentive opportunity for participants would remain constant during the transition period.

Accordingly, the Committee established the following transitional performance periods and award caps for the three performance periods beginning in 2014:

Performance Period	Potential Transitional Period Award Cap as % of Total Target Award	Approximate Payment Date
One Year 1/1/14 –12/31/14	33.3%	December 1, 2015
Two Year 1/1/14 – 12/31/15	66.7%	December 1, 2016
Three Year 1/1/14 – 12/31/16	100%	December 1, 2017

2014 Performance Period

As noted earlier, the 2014 Performance Period was a transitional period and covered one year. The goals were the same for each participant in the new LTIP, including each named executive officer, and reflected Company-wide measures. These goals were established with a view to be challenging but achievable with good operational focus and strong overall performance from the Company’s businesses.

The following chart depicts the minimum, target and maximum goals under the new LTIP for the 2014 Performance Period, as well as the actual levels achieved for 2014 for the named executive officers.

LTIP Performance Goals for 2014 Performance Period

							Actual Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Adjusted EPS (1)	$0.97	16.7%	$1.08	33.3%	$1.19	83.3%	$1.05	29.2%
Relative total shareholder return (2)	—	—	100%	33.3%	130%	83.3%	94%	—
Adjusted Free Cash Flows ($ millions) (3)	$113.4	16.7%	$126.0	33.4%	$138.6	83.4%	$91.5	—

Total		33.4%		100.0%		250.0%		29.2%

(1)	The Company’s performance goals include the non-GAAP financial measure EPS from both continuing and discontinued operations, as adjusted for certain items as described below (“Adjusted EPS”). The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2014 performance goals and the actual comparative results for purposes of the 2014 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes loss on divestiture of operations and the 2014 Adjustments.

(2)	Based upon the total relative shareholder return of the Company’s Common Stock compared to the Russell 3000 index for 2014. There was no minimum goal for this measure for the 2014 Performance Period.

(3)	The Company’s performance goals include the non-GAAP financial measure Adjusted Free Cash Flows. The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2014 is calculated by deducting routine and development capital spending from net cash flows provided by operating activities and excluding the impact of the following payments, net of income taxes: (1) costs and expenses of significant acquisition and development activities, (2) costs incurred in connection with the decision to allow leases to expire for 59 nursing centers leased from Ventas, (3) professional and consulting fees associated with the new Medicare criteria and payment rules for long-term acute care hospitals, (4) cost of settling a whistleblower lawsuit, (5) costs associated with severance and retirements and (6) fees associated with the refinancing and modification of the Company’s senior secured and unsecured debt. See the 2014 Audited Financials for additional information about net cash flows provided by operating activities.

Accordingly, the Committee awarded long-term incentive bonuses set forth below based upon the actual results against the pre-established goals and, as noted previously, the capped payout percentage:

	Base Salary		Potential Target Bonus		% of Target Achieved		Transitional Period Award Cap		2014 Actual Award
Mr. Diaz	$1,100,008	x	75%	x	29.2%	x	33.3%	=	$80,220
Mr. Breier	$761,259	x	60%	x	29.2%	x	33.3%	=	$44,413
Mr. Farber	$500,011	x	50%	x	29.2%	x	33.3%	=	$24,310
Ms. Henry	$418,184	x	50%	x	29.2%	x	33.3%	=	$20,331
Mr. Altman	$404,955	x	50%	x	29.2%	x	33.3%	=	$19,688
Mr. Bowen (1)	$420,867	x	50%	x	29.2%	x	33.3%	=	$5,934

(1)	Mr. Bowen’s award was prorated based on his actual days of service in 2014.

The Committee exercised no discretion in 2014 to reduce these awards. Notwithstanding the foregoing, the Committee retains the right to administer the long-term incentive plan in its discretion, and retains the ability to reduce awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

Other Performance Periods

For the performance periods covering two years and three years, the Committee established goals for these periods based on cumulative adjusted earnings per share, relative total shareholder return and cumulative adjusted free cash flows. The goals were the same for each participant in the new LTIP and reflect company-wide measures.

As a result of the Gentiva merger and the Centerre acquisition, the Committee has replaced these goals with new goals for the remainder of these performance periods in accordance with the provisions of the LTIP plan document. The new goals will continue to be based on earnings per share, free cash flows and total shareholder return metrics.

Equity-Based Compensation

The Company uses equity-based compensation as a key component of its overall executive compensation strategy. Such awards provide a direct and long-term link between the results achieved for the Company’s shareholders and the total direct compensation provided to the named executive officers. The Company’s stock ownership guidelines, as discussed on page 44, further support the link between shareholders and the Company’s named executive officers. In 2014, the Committee granted performance-based restricted stock units and service-based restricted stock to its named executive officers other than Mr. Lechleiter and Mr. Bowen. The performance-based restricted stock units enhance the Company’s pay for performance strategies by linking the vesting of the performance-based restricted stock units to the Company’s financial performance during the applicable performance period. The Committee believes that service-based restricted stock promotes retention of the named executive officers, while building their ownership stake in the Company.

Policies and Practices Regarding Equity Awards

The named executive officers are generally awarded equity-based compensation below the median level of the Company’s peer group. The Committee considers the amount of total cash compensation earned by the named executive officers in the prior year when determining the amount of equity-based compensation to award. While the Committee does not have a set allocation between cash and equity compensation, the Committee generally provides for a greater percentage of cash compensation than members of its peer group since equity awards can have a significant dilutive impact on shareholders given the Company’s capital structure. When evaluating equity-based compensation, the Committee considers the limitations imposed by the Company’s capital structure as well as the accounting costs associated with the form of equity award and the perceived benefits by management of the awards.

While the Committee does not have a formal policy with respect to the timing of grants of equity-based awards in connection with the release of material non-public information, the Committee considers issues raised by the timing of grants when making such awards. The Company generally makes broad-based equity grants at approximately the same time each year following the release of year-end financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant (e.g., for promotions, new hires, retention or outstanding performance). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant, except in limited circumstances related to mergers and certain other corporate transactions.

The amount of equity awarded to each of the named executive officers is based upon a number of factors. First, the Committee considers an overall assessment of the Company’s performance, the equity granting practices of the companies in its peer group and the costs related to the awards in order to establish the appropriate aggregate pool of equity awards for all participating employees. The Committee also considers the Company’s annual share usage, burn rate and fair value transfer over a three-year period when sizing the equity pool. Based on this analysis, the Committee establishes an aggregate pool of potential equity awards. The Committee then considers benchmarks by position from the peer group in evaluating potential awards to the named executive officers. The Chief Executive Officer also provides an assessment to the Committee of the level of performance for the other named executive officers. The Committee then considers the individual performance of each named executive officer. The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each named executive officer in light of various operational and strategic challenges, opportunities facing the named executive officer during the relevant year, and the retention benefits of such awards.

2014 Equity Award Levels

In March 2014, the Committee granted equity awards to the named executive officers from the aggregate pool as follows:

	2014 Equity Grant
	Performance-based Restricted Stock Units	Service-based Restricted Stock
Mr. Diaz	112,500	112,500
Mr. Breier	42,500	42,500
Mr. Farber	—	—
Ms. Henry	12,500	22,500
Mr. Altman	10,000	20,000

The performance-based restricted stock units are divided into three equal annual tranches relating to three consecutive annual performance periods. The service-based restricted stock vests in equal annual installments over four years.

With respect to the grants to Mr. Diaz, the Committee considered the substantial progress made in repositioning the Company’s portfolio. During 2013, the Company successfully disposed of 54 non-strategic leased nursing centers and sold 15 hospitals and eight nursing centers which generated $227 million in net proceeds. Late in 2013, Mr. Diaz was able to reach an agreement to facilitate the exit from an additional 59 non-strategic leased nursing centers. In addition, the Committee recognized Mr. Diaz’s efforts to continue to expand the Company’s home health and hospice operations through several acquisitions. The Committee also recognized that the Company’s quality measures continue to rank high among its competitors and that the Company substantially achieved its 2013 targeted financial results.

The awards for Mr. Breier reflect his efforts to continue expanding and developing the Company’s Integrated Care Markets, as well as manage the Company’s operations and quality through significant divestiture activities associated with the Company’s repositioning. Mr. Breier also furthered the Company’s efforts to grow and integrate its home health and hospice operations. The Committee also reflected upon Mr. Breier’s leadership in improving the Company’s quality and customer service metrics across its operations. In addition to the equity grant listed above, an award of an additional 30,000 shares of service-based restricted stock was made to Mr. Breier in July 2014 in recognition of the Company’s solid operating results, the progress being made on its cost reduction initiatives under Project Apollo and his oversight and leadership on a number of key strategic initiatives. These shares will vest in equal annual installments over three years.

The awards for Ms. Henry reflect her efforts to lead the rehabilitation division through several regulatory changes, to grow the revenues per site of services and to achieve solid improvements in therapist productivity and retention. These actions produced significant operating income growth in the rehabilitation division. The rehabilitation division also improved its employee retention rates and customer satisfaction scores.

In evaluating Mr. Altman’s performance, the Committee noted his leadership in further developing the Company’s Integrated Care Markets and taking a leadership role in the Company’s network development activities. The Committee also noted his efforts related to successful public policy achievements in 2014.

In addition to the awards above, the Committee granted Mr. Farber, in connection with the overall compensation package to recruit him to the Company, 50,000 shares of service-based restricted stock in February 2014 that will vest in equal annual installments over three years. See “Employment Agreements—Mr. Farber” beginning on page 40.

Performance-Based Restricted Stock Units Earned in 2014

During 2014, three tranches of performance-based restricted stock units were eligible for vesting. Each of the tranches was subject to the same annual performance goals. The following chart depicts the minimum, target and maximum goals established for the 2014 performance period for these tranches of performance-based restricted stock units, as well as the actual levels achieved. Any unearned performance-based restricted stock units subject to vesting in a given year are forfeited.

2014 Performance-Based Restricted Stock Goals

	Minimum		Target		Maximum		Actual Performance Achieved	% of Award Achieved
	Goal	% of Award	Goal	% of Award	Goal	% of Award (3)
Adjusted Free Cash Flows (dollars in millions) (1)	$113.4	10.0%	$126.0	50.0%	$138.6	67.5%	$91.5	—
Adjusted EPS (2)	$0.97	10.0%	$1.08	50.0%	$1.19	67.5%	$1.05	40.0%
Overall maximum limitation		—		—		(35.0%)		—

Total		20.0%		100.0%		100.0%		40.0%

(1)

The Company’s performance goals include the non-GAAP financial measure Adjusted Free Cash Flows. The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2014 is calculated by reducing from net cash flows provided by operating activities routine and development capital spending and excluding the impact of the following payments, net of income taxes: (1) costs and expenses of significant acquisition and development activities, (2) costs incurred in connection with the decision to allow leases to expire for 59 nursing centers leased from Ventas, (3) professional and consulting fees associated with the new Medicare criteria and payment rules for long-term acute care hospitals, (4) cost of settling a whistleblower lawsuit, (5) costs associated with severance and retirements and (6) fees associated with the refinancing and modification of the Company’s senior secured and unsecured debt. See the 2014 Audited Financials for additional information about net cash flows provided by operating activities.

(2)	The Company’s performance goals include the non-GAAP financial measure Adjusted EPS. The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2014 performance goals and the actual comparative results for purposes of the 2014 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes loss on divestiture of operations and the 2014 Adjustments.

(3)	The maximum award level is capped in the aggregate at 100% of the potential award.

The following chart reflects the performance-based restricted stock units earned based on the achievement of the 2014 performance goals set forth above:

Performance-Based Restricted Stock Earned in 2014

	Mr. Diaz	Mr. Breier	Mr. Farber (1)	Ms. Henry	Mr. Altman	Mr. Lechleiter (2)	Mr. Bowen (2)
Shares eligible from 2012 grant	47,970	21,840	—	8,060	4,290	13,910	9,360
Shares eligible from 2013 grant	50,000	22,500	—	6,333	5,833	—	8,333
Shares eligible from 2014 grant	37,500	14,167	—	4,167	3,334	—	—

Total eligible shares (3)	135,470	58,507	—	18,560	13,457	13,910	17,693
Percent of award achieved	40%	40%	—	40%	40%	40%	40%

Shares earned	54,188	23,402	—	7,424	5,382	5,564	7,077

(1)	Mr. Farber did not have performance shares eligible for vesting in 2014.

(2)	Pursuant to their final employment agreements, Mr. Lechleiter and Mr. Bowen were entitled to continued vesting of their performance shares subject to the achievement of the relevant performance goals.

(3)	Any shares that are not earned by the named executive officer are forfeited.

Employment Agreements

For several years, the Company has maintained employment agreements with its executive officers, including the named executive officers. The Committee recognizes that the retention of highly qualified leadership talent is critical to the Company’s performance and to successful succession planning. On a regular basis, the Board considers succession candidates for the chief executive officer and other senior leadership positions. In connection with this process, the Board considers the potential retention risk regarding identified succession candidates, the competitive landscape for executive talent and the extent of disruption likely caused by an unplanned exit of a senior executive. Where the Committee believes it is necessary, it will take appropriate actions to support the Company’s succession plan and to remain competitive in the marketplace.

The Committee believes that employment agreements are typical in healthcare companies and its peer group, and that they ease the consequences of an unexpected termination of employment. The Committee also believes that severance terms and benefits under the employment agreements with the Company’s named executive officers are generally competitive within the healthcare industry and its peer group, and are important factors in attracting and retaining executive talent. These agreements also support the retention of key employees during periods of uncertainty.

Each of the employment agreements described below provides for severance payments if employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54. These agreements do not provide for tax gross ups.

On October 30, 2014, the Company announced that Mr. Benjamin A. Breier will become Chief Executive Officer of the Company, effective March 31, 2015 (the “Effective Date”), succeeding Mr. Paul J. Diaz who will become Executive Vice Chairman of the Board of Directors as of the Effective Date. In connection with this succession plan, the Committee held several meetings to consider the compensation arrangements for Mr. Diaz and Mr. Breier in connection with these changes. The Committee engaged F.W. Cook to advise it on market comparable data and to evaluate the competitiveness of potential compensation arrangements. The terms of these agreements were negotiated with Mr. Diaz and Mr. Breier, respectively.

Mr. Diaz

Since January 1, 2004, the Company has had an employment agreement with Mr. Diaz in connection with his service as Chief Executive Officer. The agreement had a three-year term, which was extended automatically each day by one day unless the Company notified Mr. Diaz of its intent not to extend the term. Upon such notification, the employment agreement would have terminated in three years. Mr. Diaz’s employment agreement provided for a base salary and the ability to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. The agreement provided that Mr. Diaz may receive increases in his base salary as approved by the Committee.

In connection with its succession planning, a subsidiary of the Company entered into a new employment agreement (the “Vice Chairman Agreement”) with Mr. Diaz, pursuant to which Mr. Diaz will serve the Company as Executive Vice Chairman of the Board of Directors, beginning on the Effective Date. The Vice Chairman Agreement replaced and superseded, in all respects, the prior employment agreement between the Company and Mr. Diaz.

Until the Effective Date, the Vice Chairman Agreement provided for Mr. Diaz’s continued employment as Chief Executive Officer, as well as a base salary of no less than Mr. Diaz’s then-current base salary, target bonuses of 100% and 75%, respectively, under the Company’s short-term and long-term incentive plans for 2014, and continued coverage under the Company’s employee benefit plans.

Provided that Mr. Diaz is employed by the Company as of the Effective Date, the Vice Chairman Agreement states that, subject to the execution of a general release of claims, Mr. Diaz will receive (1) a lump sum payment of $6,011,244, (2) immediate vesting of service-based restricted stock awards that would have vested within the three-year period following the Effective Date (the “Effective Date Period”), (3) continued vesting of performance-based restricted stock awards (subject to achieving performance measures) and stock options during the Effective Date Period, and the opportunity to exercise the options during the Effective Date Period and (4) prorated awards (based upon actual performance) under the Company’s long-term incentive plan for those performance periods that end following the Effective Date (other than a special award granted on March 25, 2013). These benefits are consistent with the termination benefits provided to Mr. Diaz under his prior employment agreement.

Beginning on the Effective Date, the Vice Chairman Agreement provides for Mr. Diaz’s employment as Executive Vice Chairman of the Board of Directors for a one-year term. The Vice Chairman Agreement further provides that as of the Effective Date, Mr. Diaz is entitled to an annual base salary of $500,000 and is eligible to participate in the Company’s short-term incentive plan for 2015, with a target bonus of 100% of base salary, and in the Company’s employee benefit plans. Mr. Diaz will also be eligible to participate in the Company’s equity-based compensation plans and will receive a grant of performance-based restricted stock on or prior to the Effective Date with a grant date fair value of $500,000.

The Vice Chairman Agreement also provided for specified payments and benefits in the event of his termination of employment prior to the Effective Date, which are no longer in effect since such termination of employment did not occur.

If Mr. Diaz’s employment is terminated by the Company at any point following the Effective Date without cause (as defined in the Vice Chairman Agreement), subject to his execution of a general release of claims, Mr. Diaz is entitled to continued coverage for him and his eligible dependents under the Company’s employee benefit plans for a three-year period.

Mr. Breier

Since September 2012, the Company has had an employment agreement with Mr. Breier. In connection with his planned role as President and Chief Executive Officer, the Company entered into a new employment agreement (the “CEO Agreement”) with Mr. Breier, pursuant to which Mr. Breier will serve the Company as President and Chief Executive Officer as of the Effective Date. Until the Effective Date, Mr. Breier continued to serve the Company as President and Chief Operating Officer, pursuant to the terms of an employment agreement between the Company and Mr. Breier dated September 20, 2012 (the “2012 Employment Agreement”). On the Effective Date, the CEO Agreement replaced and superseded, in all respects, the 2012 Employment Agreement.

The CEO Agreement has a three-year term which is extended daily by one day and which, in the event the Company notifies Mr. Breier of its intent not to extend the term, would terminate three years after such notification. The CEO Agreement provides that as of the Effective Date, Mr. Breier is entitled to an annual base salary of $925,000, subject to annual review by the Committee for possible increases, and is eligible to participate in the Company’s short-term incentive plan (with a target bonus of 100% of base salary), long-term incentive plan (with a target bonus of 65% of base salary) and other employee benefit plans. Mr. Breier will also be eligible to participate in the Company’s equity-based compensation plans, and will receive awards of service-based and performance-based restricted stock, on or prior to the Effective Date, each with a grant date fair value equal to $1,900,000.

The CEO Agreement also provides for specified payments and benefits in the event of the termination of his employment under certain circumstances. If Mr. Breier’s employment is terminated by the Company other than for Cause (as defined in the CEO Agreement), or by Mr. Breier for Good Reason (as defined in the CEO Agreement), subject to his execution of a general release of claims, Mr. Breier will be eligible to receive (1) a cash severance payment equal to two and one-half times the sum of his base salary and short-term incentive target bonus for the year of termination, (2) prorated awards under the Company’s short-term and long-term incentive plans those performance periods that have ended prior to his date of termination (based upon actual performance) and (3) continued coverage for him and his eligible dependents under the Company’s employee benefit plans for the 30-month period following his date of termination (such period, the “Benefit Continuation Period”). In addition, Mr. Breier’s outstanding equity awards (other than awards of service-based restricted stock) will continue to vest (and in the case of stock options, remain exercisable) in accordance with the terms of such awards (including the achievement of performance measures) for the Benefit Continuation Period, and any awards of service-based restricted stock that would have vested during the Benefit Continuation Period will vest on his date of termination. The amount and additional circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54.

Mr. Farber

On February 3, 2014, the Company announced that Stephen D. Farber was appointed as Executive Vice President, Chief Financial Officer of the Company effective as of such date. The Company entered into an employment agreement (the “CFO Agreement”) with Mr. Farber to govern the terms of his employment, based in part on data prepared by F.W. Cook related to the competitiveness of the compensation arrangement. The CFO Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Farber of its intent not to extend the term. Upon such notification, the CFO Agreement will terminate in one year. The CFO Agreement provides that Mr. Farber is entitled to an annual base salary of $500,000 and participation in the Company’s short-term incentive plan with a full-year target bonus of 70% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 50% of base salary, and is entitled to participate in the Company’s equity-based plans and other employee benefit plans. Mr. Farber may receive increases in his base salary as approved by the Committee.

The CFO Agreement provides for severance payments under certain circumstances. Following termination for any reason, Mr. Farber is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Farber is entitled to certain additional payments. If employment is terminated by reason of death or disability, Mr. Farber is entitled to a prorated portion of his short-term incentive target award in the year of termination. If his employment is subject to termination for good reason (as defined in the CFO Agreement) or other than for cause, the CFO Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following his termination date, Mr. Farber would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). The amount and additional circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54. If Mr. Farber’s employment is terminated by the Company for cause, no additional payments are made under the CFO Agreement.

In connection with entering into the CFO Agreement, the Company awarded Mr. Farber 50,000 shares of service-based restricted stock, vesting in equal annual installments over three years.

Also in connection with this appointment in February 2014, a subsidiary of the Company entered into a Change in Control Severance Agreement with Mr. Farber (the “Severance Agreement”) providing for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of the Company if the Company terminates Mr. Farber’s employment without Cause or Mr. Farber terminates employment with the Company for Good Reason (all as defined in the Severance Agreement). The benefits to be afforded to Mr. Farber include (1) a lump sum cash severance payment equal to the greater of three times base salary and short-term incentive target award as of the termination of employment, or as of the Change in Control date, (2) continuation of health, dental, life and disability insurance coverage for three years, and (3) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54.

Ms. Henry and Mr. Altman

The Company also has employment agreements with Ms. Henry and Mr. Altman. The agreements for Ms. Henry and Mr. Altman contain substantially similar terms. These agreements have a one-year term, which is extended automatically each day by one day unless the Company notifies the named executive officer of its intent not to extend the term. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of these named executive officers to participate in the Company’s short-term and long-term cash incentive plans, the Company’s equity-based plans and other employee benefit plans. The named executive officer may receive increases in his/her base salary as approved by the Committee. Following termination of employment, the agreements impose a one-year non-solicitation provision and for Ms. Henry, a one-year non-competition restriction.

The employment agreements also provide for severance payments if the named executive officer’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54.

Mr. Lechleiter

On July 10, 2013, the Company entered into an amended employment agreement (the “Lechleiter Agreement”) with Mr. Lechleiter in connection with his planned retirement on January 15, 2014 (the “Retirement Date”). The Lechleiter Agreement replaced and superseded his previous employment agreement with the Company. Other than as set forth below, the terms of the Lechleiter Agreement are the same in all material respects to those set forth in his prior agreement. The Lechleiter Agreement provided for certain benefits to Mr. Lechleiter if he remained employed through the Retirement Date, including: (1) a cash severance payment equal to 1.5 times his base salary and target award under the Company’s short-term incentive plan (consistent with his prior agreement), (2) continued coverage under the Company’s employee benefit plans for a 30-month period following the Retirement Date (instead of 18 months under his prior agreement), (3) immediate vesting on the Retirement Date of outstanding service-based restricted stock awards that would have vested within a 27-month period following the Retirement Date (instead of 18 months under his prior agreement), and (4) continued vesting of stock options and performance-based restricted stock awards (subject to achieving performance measures) for an 18-month period following the Retirement Date (consistent with his prior agreement).

Mr. Lechleiter’s agreement also provided a full release of all potential claims against the Company as of the Retirement Date and extended his existing non-solicitation provision by an additional year until January 15, 2016. In addition, the Lechleiter Agreement required Mr. Lechleiter to enter into a one year consulting agreement with the Company pursuant to which Mr. Lechleiter will work between 10 to15 hours per week for the Company to provide accounting, budgeting, investor relations and other services in exchange for a monthly fee of $20,833.

Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014.

Mr. Bowen

In connection with Mr. Bowen’s retirement, a subsidiary of the Company and Mr. Bowen entered into a separation agreement and release of claims dated April 16, 2014 (the “Release Agreement”). Consistent with the terms of Mr. Bowen’s previous employment agreement dated December 18, 2008, the Release Agreement provided for the following: (1) the settlement, waiver, release and discharge of any and all claims or actions arising from Mr. Bowen’s employment with the Company, (2) a cash severance in the amount of $1,010,083 that was payable on May 1, 2014, (3) continued eligibility to participate in the Company’s short-term incentive plan and long-term incentive plan with respect to the 2014 calendar year based upon the Company’s actual performance, (4) payment of amounts previously earned by Mr. Bowen under the Company’s long-term incentive plan over a three-year period consistent with the Company’s long-term incentive plan, (5) continued coverage under the Company’s employee benefit plans for an 18-month period and (6) for an 18-month period following April 16, 2014, additional vesting of stock options and performance-based restricted stock awards in accordance with their original terms, including any related performance measures, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). In addition, any outstanding service-based restricted stock held by Mr. Bowen as of April 16, 2014 that would have otherwise vested during the 18-month period following April 16, 2014 vested immediately.

The Release Agreement provided for certain non-competition and non-solicitation restrictions applicable to Mr. Bowen for a period of six and 18 months, respectively, following April 16, 2014. Mr. Bowen resigned from the Company as Executive Vice President and President, Nursing Center Division on April 16, 2014.

Change in Control Severance Agreements

For several years, the Company has been party to change in control severance agreements with its executive officers, including each of the named executive officers. The agreements for the named executive officers generally contain substantially similar terms, and provide for the payment of severance benefits under certain circumstances. The amount and circumstances giving rise to these severance benefits are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 54. None of these agreements provide for tax gross up. The Committee has provided change in control severance agreements to its named executive officers because it believes that these arrangements are typical in healthcare companies and to avoid the distraction and loss of key management personnel that may occur in connection with a rumored or actual change in control. The Committee believes that such agreements protect the Company and its shareholders by maintaining employee focus and alignment with shareholders during rumored or actual change in control activities and support the retention of key employees during periods of uncertainty.

Section 401(k) Plan and Other Perquisites and Benefits

The Company maintains a Section 401(k) plan (the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees, including the named executive officers, are eligible to contribute the lesser of (1) 50% of their pay or (2) the limit prescribed by the Internal Revenue Service (“IRS”), on a pretax basis. Contributions to the 401(k) Plan by the named executive officers are usually significantly limited by IRS rules.

In addition, the named executive officers may participate in the Company’s Deferred Compensation Plan (the “DCP”), which is available to certain employees who are deemed “highly compensated” under the applicable IRS regulations. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The DCP provides for the Company to contribute to such participant’s account balance an amount equal to (1) the 401(k) Plan contribution that would be calculated using the contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. The DCP is discussed in further detail under the heading “Non-Qualified Deferred Compensation Table—Fiscal Year 2014” beginning on page 53.

The Company does not make matching contributions to the 401(k) plan or the DCP.

The Company and the Committee believe that, in order to attract and retain qualified executives and other key employees, the provision of certain perquisites and other personal benefits to such executives and other key employees is reasonable and consistent with the Company’s overall executive compensation program. Such benefits provided to the named executive officers include the payment of life insurance premiums, limited personal use of the Company’s aircraft and the ability to receive a discounted cash payment in lieu of accumulated paid time off benefits.

Recoupment Provisions

In order to further align management’s interests with the interest of shareholders and to support good governance practices, the Committee has implemented recoupment provisions or “clawbacks” into the Company’s short-term incentive plan, the new LTIP, and the 2011 Stock Incentive Plan. These recoupment provisions generally provide that the Company has the authority to recoup, and a participant in these plans has the obligation to repay, all or any portion of any award paid under such plans that may be required to be recouped under federal or state laws, Company policy or listing requirements of any applicable securities exchange.

Stock Ownership Guidelines

The Committee believes that the Company’s executive officers will more effectively pursue the long-term interests of the Company if their interests are strongly linked to those of shareholders. The Company’s stock ownership guidelines were developed after considering the stock ownership requirements of peer companies as well as the Company’s historic equity grant levels and its expected ability to grant equity in the future. The Committee believes that these guidelines ensure that the named executive officers hold a sufficient amount of the Company’s Common Stock to further strengthen the long-term link between the results achieved for the Company’s shareholders and the compensation provided to the named executive officers.

In 2014, the stock ownership guidelines for the named executive officers then in office were determined as a multiple of such named executive officer’s base salary as follows:

Multiple of Base Salary
Mr. Diaz	3.0x
Mr. Breier	2.0x
Mr. Farber	1.5x
Ms. Henry	1.5x
Mr. Altman	1.5x

The minimum number of shares to be held by each named executive officer is calculated on June 30 of each year based upon the average of the high and low price of the Company’s Common Stock on the NYSE on that date. Mr. Lechleiter and Mr. Bowen are no longer employed by the Company and therefore are not subject to the Company’s stock ownership guidelines.

The named executive officer is required to retain an amount equal to 50% of net shares received under any equity awards until the guideline is met. If the applicable guideline has not been achieved in the required time period, then the named executive officer is required to retain 100% of net shares received under any subsequent equity awards. The Company’s Board of Directors may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent a named executive officer from complying with a court order.

In determining whether a named executive officer satisfies the required ownership requirement, the calculation includes stock held directly by the named executive officer or owned either jointly with, or separately by, his immediate family members residing in the same household, shares held in trust for the benefit of the named executive officer or his immediate family members and service-based restricted stock. Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any performance-based restricted stock units.

Minimum Holding Period

Regardless of whether the applicable minimum ownership requirement has been met, each director and executive officer is prohibited from selling, assigning or otherwise transferring all net shares received upon the exercise of any stock option or vesting of a service-based or performance-based restricted stock award for a one year period beginning on the date the underlying stock option is exercised or the service-based or performance-based restricted stock award vests.

Stock Trading Restrictions

The Company maintains a securities trading policy which applies to all employees including the named executive officers. As part of the securities trading policy, the Company’s employees are prohibited from (1) buying or selling Common Stock at any time such employee is in possession of material non-public information, (2) short selling Common Stock, (3) purchasing Common Stock on margin, and (4) entering into hedging transactions involving Common Stock. Named executive officers who violate such prohibitions are subject to disciplinary proceedings including dismissal.

Executive Compensation Tax Deductibility

Section 162(m) of the Code limits the tax deductibility of annual individual compensation in excess of $1 million paid to named executive officers (other than the chief financial officer) unless the compensation is “performance-based,” as defined in Section 162(m) of the Code. The Committee generally intends, to the extent practicable, to preserve deductibility of compensation paid to its named executive officers while maintaining compensation programs that effectively attract, motivate and retain its executives. However, the Company reserves the discretion to pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code, in order to maintain the discretion and flexibility to design compensation plans and arrangements that appropriately achieve the Company’s objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation for fiscal years 2014, 2013 and 2012 for the Company’s named executive officers. The Company identified seven individuals as its named executive officers for 2014, comprised of those individuals who served as Chief Executive Officer and Chief Financial Officer during 2014, its three other most highly compensated executive officers serving at the end of 2014, and the two individuals who would have been considered one of the three most highly compensated executive officers, but for the fact that they were not serving as executive officers as of the end of 2014. Mr. Richard A. Lechleiter resigned as the Company’s Executive Vice President and Chief Financial Officer on January 15, 2014 and Mr. Lane M. Bowen resigned as the Company’s Executive Vice President and President, Nursing Center Division, on April 16, 2014. The principal position of each named executive officer is provided as of December 31, 2014.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Paul J. Diaz	2014	$1,052,217	—		$3,782,151		—	$1,162,628	$3,688	$101,720	$6,102,404
Chief Executive Officer	2013	$922,501	$353,000	(6)	$2,013,594		—	$922,501	$5,233	$86,243	$4,303,072
	2012	$942,213	—		$2,275,836		—	$1,290,954	$4,889	$118,490	$4,632,382

Benjamin A. Breier	2014	$758,230	—		$2,224,916		—	$591,910	—	$130,141	$3,705,197
President and Chief	2013	$750,006	$230,000	(6)	$905,277		—	$675,005	—	$206,507	$2,766,795
Operating Officer	2012	$644,526	—		$4,351,071	(7)	—	$812,976	—	$151,765	$5,960,338	(7)

Stephen D. Farber	2014	$442,318	—		$979,000		—	$309,566	—	$158,505	$1,889,389
Executive Vice President,	2013	—	—		—		—	—	—	—	—
Chief Financial Officer (8)	2012	—	—		—		—	—	—	—	—

Patricia M. Henry	2014	$411,744	—		$678,976		—	$344,758	$565	$7,186	$1,443,229
Executive Vice President	2013	$394,264	$50,000	(9)	$251,670		—	$607,672	$847	$21,800	$1,326,253
and President, RehabCare	2012	$407,564	—		$297,813		—	$305,631	$455	$55,769	$1,067,232

William M. Altman	2014	$402,278	—		$575,918		—	$217,711	$1,250	$13,799	$1,210,956
Executive Vice President	2013	$395,013	$91,000	(6)	$228,934		—	$355,512	$3,495	$1,159	$1,075,113
For Strategy, Policy and Integrated Care	2012	$387,465	—		$289,432		—	$339,740	$3,477	$19,246	$1,039,360

Richard A. Lechleiter	2014	$30,912	—		$126,247		—	—	$344	$1,410,714	$1,568,217
Former Executive Vice	2013	$446,514	$103,000	(6)	$60,716		—	$401,863	$1,047	$57,587	$1,070,727
President and Chief Financial Officer (10)	2012	$451,034	—		$622,567		—	$416,119	$1,042	$50,444	$1,541,206

Lane M. Bowen	2014	$137,591	—		$160,577		—	$96,594	$2,955	$1,077,553	$1,475,270
Former Executive Vice	2013	$420,867	$77,000	(6)	$343,123		—	$378,782	$5,015	$21,505	$1,246,292
President and President, Nursing Center Division (11)	2012	$425,127	—		$464,786		—	$538,627	$5,347	$22,229	$1,456,116

(1)	Amounts in this column represent the aggregate grant date fair value for awards of service-based restricted stock and performance-based restricted stock units computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for awards of service-based restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant, without regard to when and how the service-based restricted stock vests. With respect to the performance-based restricted stock awards granted in 2014, 2013 and 2012, each award consists of three tranches and performance goals are established annually at the beginning of each tranche’s respective single-year performance period. The aggregate grant date fair value for performance-based restricted stock awards is calculated for purposes of FASB ASC Topic 718 using the closing price of the Company’s Common Stock on the date of grant for the first tranche of an award and using the closing price of the Company’s Common Stock on the date performance goals are established for each remaining tranche. During 2014, performance goals were established for the first tranche of the 2014 award, the second tranche of the 2013 award and the third tranche of the 2012 award. Accordingly, the amount in this column for fiscal 2014 includes the aggregate grant date fair value of the first tranche of the 2014 award, the second tranche of the 2013 award and the third tranche of the 2012 award, as follows:

Year/Tranche	Mr. Diaz	Mr. Breier	Mr. Farber	Ms. Henry	Mr. Altman	Mr. Lechleiter	Mr. Bowen
2014—Tranche 1	$340,350	$128,561	—	$37,824	$30,246	—	—
2013—Tranche 2	$453,800	$204,210	—	$57,474	$52,936	—	$75,626
2012—Tranche 3	$435,376	$198,220	—	$73,152	$38,936	$126,247	$84,951

The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2014, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant ($22.69), is as follows:

Year	Mr. Diaz	Mr. Breier	Mr. Farber	Ms. Henry	Mr. Altman	Mr. Lechleiter	Mr. Bowen
2014	$2,552,625	$964,325	—	$283,625	$226,900	—	—

The aggregate grant date fair value for the third tranche of the 2013 award and the second and third tranches of the 2014 award will be calculable and reported in subsequent years, using the closing price of Common Stock on the date performance goals are established for each tranche. The assumptions used in calculating aggregate grant date fair value with respect to fiscal year 2014 are discussed in Note 15 of the 2014 Audited Financials.

(2)	No option awards were made to any of the named executive officers during 2014, 2013 or 2012.

(3)	These amounts represent amounts earned under the Company’s short-term incentive plan and long-term incentive plan. The named executive officers earned the following amounts under the Company’s short-term incentive plan during 2014, 2013 and 2012:

Year	Mr. Diaz	Mr. Breier	Mr. Farber	Ms Henry	Mr. Altman	Mr. Lechleiter	Mr. Bowen
2014	$1,082,408	$547,497	$285,256	$324,427	$198,023	—	$90,660
2013	—	—	—	$252,834	—	—	—
2012	$920,108	$541,624	—	$162,986	$196,824	$254,571	$386,357

The named executive officers earned the following amounts under the Company’s long-term incentive plan during 2014, 2013 and 2012:

Year	Mr. Diaz	Mr. Breier	Mr. Farber	Ms. Henry	Mr. Altman	Mr. Lechleiter	Mr. Bowen
2014	$80,220	$44,413	$24,310	$20,331	$19,688	—	$5,934
2013	$922,501	$675,005	—	$354,838	$355,512	$401,863	$378,782
2012	$370,846	$271,352	—	$142,645	$142,916	$161,548	$152,270

Amounts earned under the long-term incentive plan for 2014 are payable in a lump sum payment on or about December 1, 2015, provided generally that the participant is employed by the Company at the time payments are made. Amounts earned under the long-term incentive plan for 2013 and 2012 are payable in three equal installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due.

(4)	These amounts represent the above-market interest earned in the DCP during the respective year. Above-market interest equals the amount of interest in excess of 120% of the federal long-term rate as of October 1 of the prior year. The federal long-term rate as of October 1, 2013, 2012, and 2011 was 3.50%, 2.36% and 2.95%, respectively.

(5)	The amounts in this column include the reallocation of previous contributions for the benefit of the named executive officers in the Company’s 401(k) Plan, the taxable value of life insurance premiums paid by the Company, certain transportation-related benefits (which we refer to as “TRB”), and cash payments in lieu of accumulated paid time off benefits (which we refer to as “PTO”). The amounts in this column also include (i) relocation reimbursement expenses for Mr. Farber, (ii) severance and benefit continuation payments for Messrs. Lechleiter and Bowen, and (iii) consulting fees for Mr. Lechleiter. These amounts for 2014 were as follows:

	401(k)	Life	TRB (a)	PTO	Relocation Reimbursement	Severance (b)	Benefit Continuation (c)	Consulting Fees (d)	Total
Mr. Diaz	$21	$2,569	$99,130	—	—	—	—	—	$101,720
Mr. Breier	$21	$851	$109,505	$19,764	—	—	—	—	$130,141
Mr. Farber	—	$541	$47,576	—	$110,388	—	—	—	$158,505
Ms Henry	$21	$2,875	$4,290	—	—	—	—	—	$7,186
Mr. Altman	$21	$1,820	$10,011	$1,947	—	—	—	—	$13,799
Mr. Lechleiter	$21	—	$8,581	$35,262	—	$1,072,800	$64,887	$229,163	$1,410,714
Mr. Bowen	$21	$979	—	$29,825	—	$1,010,083	$36,645	—	$1,077,553

(a)	For purposes of determining the value of the TRB, the Company bases the calculation on the aggregate incremental cost to the Company for the use of the Company’s aircraft or chartered aircraft by each named executive officer and such named executive officer’s requested occupants. The aggregate incremental cost for the Company’s aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company.

(b)	Represents cash severance payments made to Messrs. Lechleiter and Bowen under the Lechleiter Agreement and the Release Agreement, respectively.

(c)	Represents cash paid to Messrs. Lechleiter and Bowen under the Lechleiter Agreement and the Release Agreement, respectively, to maintain continued coverage under the Company’s employee benefit plans.

(d)	Represents fees paid to Mr. Lechleiter under his consulting agreement with the Company.

(6)	These amounts represent special cash bonuses paid to certain named executive officers in recognition of significant improvement in the Company’s stock price and successful repositioning activities in 2013.

(7)	These amounts include special one-time grants to Mr. Breier of (1) 40,000 shares of restricted Common Stock in May 2012 (vesting in four equal annual installments) in connection with his promotion to President and Chief Operating Officer, and (2) 250,000 shares of restricted Common Stock in September 2012 (vesting in one lump-sum installment on the third anniversary of the date of grant) in connection with his amended employment agreement entered into with the Company in September 2012. These unique arrangements, which account for $3,383,300 of the total reflected in this column, were entered into for succession planning and retention purposes. Given the fact that these equity awards provide for delayed vesting over several years (particularly with respect to the grant of 250,000 shares which vest in one lump-sum in September 2015), the Company believes the total compensation reflected in the summary compensation table for Mr. Breier for 2012 does not reflect the compensation actually paid to Mr. Breier during such year.

(8)	Mr. Farber began serving as the Company’s Executive Vice President, Chief Financial Officer on February 3, 2014.

(9)	This amount represents a special cash bonus paid to Ms. Henry in recognition of her efforts to lead the rehabilitation division through regulatory changes, grow revenues per site and improve therapist productivity and retention.

(10)	Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014. Mr. Lechleiter provided consulting services to the Company on a limited basis during 2014.

(11)	Mr. Bowen resigned from the Company as Executive Vice President and President, Nursing Center Division on April 16, 2014.

Grants of Plan-Based Awards Table—Fiscal Year 2014

The following table sets forth information regarding grants of awards under incentive compensation programs to the Company’s named executive officers during fiscal year 2014.

Name	Grant Date	Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (#)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Shares of Securities Underlying Options (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Minimum	Target	Maximum
Paul J. Diaz
Short-term incentive plan (5)	N/A	$440,003	$1,100,008	$1,856,264
Long-term incentive plan (6)	N/A	$91,759	$274,727	$686,818
Long-term incentive plan (7)	N/A	$183,793	$550,279	$1,375,698
Long-term incentive plan (8)	N/A	$275,552	$825,006	$2,062,515
	3/26/14				112,500	(9)				$850,875	(10)
	3/26/14						112,500	(9)		$2,552,625
Benjamin A. Breier
Short-term incentive plan (5)	N/A	$243,603	$609,007	$1,027,699
Long-term incentive plan (6)	N/A	$50,801	$152,100	$380,250
Long-term incentive plan (7)	N/A	$101,755	$304,657	$761,643
Long-term incentive plan (8)	N/A	$152,556	$456,755	$1,141,888
	3/26/14				42,500	(9)				$321,449	(10)
	3/26/14						42,500	(9)		$964,325
	7/29/14						30,000	(9)		$729,600
Stephen D. Farber
Short-term incentive plan (5)	N/A	$140,003	$350,008	$590,639
Long-term incentive plan (6)	N/A	$27,806	$83,252	$208,130
Long-term incentive plan (7)	N/A	$55,696	$166,754	$416,885
Long-term incentive plan (8)	N/A	$83,502	$250,006	$625,015
	2/18/14						50,000	(9)		$979,000
Patricia M. Henry
Short-term incentive plan (5)	N/A	$100,364	$250,910	$423,411
Long-term incentive plan (6)	N/A	$23,256	$69,628	$174,070
Long-term incentive plan (7)	N/A	$46,581	$139,465	$348,663
Long-term incentive plan (8)	N/A	$69,837	$209,092	$522,730
	3/26/14				12,500	(9)				$94,549	(10)
	3/26/14						22,500	(9)		$510,525
William M. Altman
Short-term incentive plan (5)	N/A	$97,189	$242,973	$410,017
Long-term incentive plan (6)	N/A	$22,520	$67,425	$168,563
Long-term incentive plan (7)	N/A	$45,107	$135,052	$337,630
Long-term incentive plan (8)	N/A	$67,628	$202,478	$506,195
	3/26/14				10,000	(9)				$75,648	(10)
	3/26/14						20,000	(9)		$453,800
Richard A. Lechleiter (11)	—	—	—	—	—		—			—
Lane M. Bowen (12)
Short-term incentive plan (5)	N/A	$29,292	$73,231	$123,577
Long-term incentive plan (6)	N/A	$6,788	$20,322	$50,805
Long-term incentive plan (7)	N/A	$6,788	$20,322	$50,805
Long-term incentive plan (8)	N/A	$6,788	$20,322	$50,805

(1)	These amounts reflect all performance-based restricted stock units granted during 2014 to the named executive officers, regardless of when, or if, such performance-based restricted stock units vest. These performance-based restricted stock unit grants are divided into three equal tranches corresponding to annual performance periods for 2014, 2015 and 2016. The Committee establishes performance goals annually for the current year’s tranche. If the performance goals are not satisfied in a given performance period, then some or all of the performance-based restricted stock units in the relevant performance period will be forfeited by the named executive officer. See the “Performance-Based Restricted Stock Units Earned in 2014” portion of the Compensation Discussion and Analysis section beginning on page 37 for a description of the minimum, target and maximum goals established for the 2014 performance period for the performance-based restricted stock units granted in 2014. With respect to the first and second tranches of the performance-based restricted stock units granted during 2014, performance above a minimum threshold in respect of one of either of the two relevant goals would result in an award percentage of 10% of such tranche. Further, because a 100% cap has been established as the maximum award level with respect to the first and second tranches of performance-based restricted stock units granted during 2014, the target award payout for the first and second tranches equals the maximum possible payout. In February 2015, based upon the Company’s performance with respect to the 2014 performance period, each named executive officer other than Messrs. Farber, Lechleiter and Bowen earned the following number of shares from the first tranche of the 2014 award: Mr. Diaz – 15,000 shares; Mr. Breier – 5,666 shares; Ms. Henry – 1,667 shares; and Mr. Altman – 1,333 shares. Threshold, target and maximum performance criteria have not yet been established for the third tranche of the 2014 performance-based restricted stock units.

(2)	These amounts reflect all shares of service-based restricted stock granted during 2014 to the named executive officers. All shares of service-based restricted stock granted on March 26, 2014 vest in four equal annual installments, beginning on the first anniversary of the date of grant, provided the named executive officer is employed by the Company on each such date. All shares of service-based restricted stock granted on February 18, 2014 and July 29, 2014 vest in three equal annual installments, beginning on the first anniversary of the date of grant, provided the named executive officer is employed by the Company on each such date. These service-based restricted stock awards entitle each named executive officer to receive dividends if and when declared by the Board of Directors.

(3)	No option awards were granted during 2014.

(4)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.

(5)	These amounts reflect potential payouts under the Company’s short-term incentive plan. Mr. Bowen’s potential payouts have been prorated based on his actual days of service during 2014. Actual awards for 2014 have been disclosed in the Summary Compensation Table beginning on page 46 under the column “Non-Equity Incentive Plan Compensation.”

(6)	These amounts reflect potential payouts for the 2014 performance period under the Company’s new LTIP. Mr. Bowen’s potential payouts have been prorated based on his actual days of service during 2014. Actual awards for the 2014 performance period have been disclosed in the Summary Compensation Table beginning on page 46 under the column “Non-Equity Incentive Plan Compensation.” Awards under the new LTIP for the 2014 performance period are payable in a lump sum on or about December 1, 2015, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(7)	These amounts reflect potential payouts for the 2014-2015 performance period under the Company’s new LTIP. Mr. Bowen’s potential payouts have been prorated based on his actual days of service during 2014. Any awards that may be earned under the new LTIP for the 2014-2015 performance period are payable in a lump sum on or about December 1, 2016, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(8)

These amounts reflect potential payouts for the 2014-2016 performance period under the Company’s new LTIP. Mr. Bowen’s potential payouts have been prorated based on his actual days of service during 2014.

Any awards that may be earned under the new LTIP for the 2014-2016 performance period are payable in a lump sum on or about December 1, 2017, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(9)	These amounts reflect awards under the Kindred Healthcare, Inc. 2011 Stock Incentive Plan.

(10)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the first tranche of performance-based restricted stock units granted in 2014. As previously disclosed, the 2014 grants of performance-based restricted stock units are divided into three equal tranches corresponding to annual performance periods for 2014, 2015 and 2016. Because performance goals for the second and third tranches of performance-based restricted stock units granted in 2014 were not established during 2014, the grant date fair value for these tranches is not included in these amounts. For purposes of FASB ASC Topic 718, a grant date fair value for the second and third tranches cannot be determined until the date performance goals are established for each tranche. The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2014, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is set forth in footnote 1 to the Summary Compensation Table beginning on page 46.

(11)	Mr. Lechleiter resigned from the Company on January 15, 2014 and did not participate in the Company’s short-term incentive plan, long-term incentive plan or equity plan during 2014.

(12)	These amounts represent the prorated range of awards for Mr. Bowen under the Company’s short-term incentive plan and each of the 2014, 2014-2015 and 2014-2016 performance periods under the new LTIP.

Outstanding Equity Awards at End of Fiscal Year 2014

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Grant Date	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Paul J. Diaz	62,889	—	2/19/08	$25.83	2/19/15	(4)	302,455	$5,498,632	260,470	$4,735,345

Benjamin A. Breier	13,668	—	2/19/08	$25.83	2/19/15	(4)	427,973	$7,780,549	109,340	$1,987,801

Stephen M. Farber	—	—	—	—	—		50,000	$909,000	—	—

Patricia M. Henry	—	—	—	—	—		52,756	$959,104	33,227	$604,067

William M. Altman	7,710	—	2/19/08	$25.83	2/19/15	(4)	44,776	$814,028	25,957	$471,898

Richard A. Lechleiter	13,085	—	2/23/05	$23.25	2/23/15	(5)	—	—	13,910	$252,884
	10,874	—	2/19/08	$25.83	2/19/15	(4)	—	—

Lane M. Bowen	13,085	—	2/23/05	$23.25	2/23/15	(5)	—	—	17,693	$321,659
	16,945	—	2/19/08	$25.83	2/19/15	(4)	—	—	—	—

(1)	These shares represent unvested service-based restricted stock. The unvested service-based restricted stock held by each of the named executive officers as of December 31, 2014 will vest as follows:

Vesting Date	Mr. Diaz (# of shares)	Mr. Breier (# of shares)	Mr. Farber (# of shares)	Ms. Henry (# of shares)	Mr. Altman (# of shares)
2/16/15	18,000	7,713	—	—	1,675
2/18/15	—	—	16,667	—	—
3/26/15	64,102	27,005	—	11,670	8,217
3/27/15	50,000	22,500	—	6,333	5,833
5/16/15	—	10,000	—	—	2,500
6/7/15	—	—	—	3,000	—
7/29/15	—	10,000	—	—	—
9/20/15	—	250,000	—	—	—
12/19/15	—	—	—	2,500	—
2/18/16	—	—	16,666	—	—
3/26/16	64,103	27,005	—	11,670	8,218
3/27/16	50,000	22,500	—	6,333	5,833
5/16/16	—	10,000	—	—	2,500
7/29/16	—	10,000	—	—	—
2/18/17	—	—	16,667	—	—
3/26/17	28,125	10,625	—	5,625	5,000
7/29/17	—	10,000	—	—	—
3/26/18	28,125	10,625	—	5,625	5,000

Total	302,455	427,973	50,000	52,756	44,776

(2)	Market value is calculated by multiplying the total number of shares of Common Stock that have not vested as of December 31, 2014 by $18.18, which was the closing price of Common Stock on the NYSE on such date.

(3)	These shares represent all unvested performance-based restricted stock units that may be earned under the third tranche of the 2012 performance-based restricted stock unit award, the second and third tranches of the 2013 performance-based restricted stock unit award, and all three tranches of the 2014 performance-based restricted stock unit award. Each award of performance-based restricted stock units is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Committee establishes the performance goals for the applicable tranche. If the performance goals are not satisfied in a given year, some or all of the performance-based restricted stock units in such year’s tranche will be forfeited by the named executive officer. In February 2015, based upon the Company’s performance with respect to the 2014 performance period, each named executive officer other than Mr. Farber was awarded a portion of performance-based restricted stock units from the third tranche of the 2012 grant and the second tranche of the 2013 grant, and, for each named executive officer other than Messrs. Farber, Lechleiter and Bowen, from the first tranche of the 2014 grant. A description of these awards is set forth under the “Performance-Based Restricted Stock Units Earned in 2014” section of the Compensation Discussion and Analysis section beginning on page 37.

(4)	These options vested in three equal annual installments beginning on the first anniversary of the date of grant.

(5)	As initially granted, these options were to vest in three equal annual installments beginning on the first anniversary of the date of grant. On December 14, 2005, the Committee accelerated the vesting of all unvested stock options under the 2001 Stock Incentive Plan which had exercise prices greater than the closing price of the Company’s Common Stock on December 14, 2005 of $26.48 per share. Prior to the adjustments associated with the spin-off of the Company’s former pharmacy division, each of these stock options had an exercise price greater than $26.48.

Options Exercised and Stock Vested Table—Fiscal Year 2014

The following table sets forth information regarding each exercise of stock options and vesting of service-based restricted stock and performance-based restricted stock units during the year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Paul J. Diaz	148,226	$801,796	165,569	$3,481,723
Benjamin A. Breier	18,320	$123,110	84,003	$1,824,566
Stephen D. Farber	—	—	—	—
Patricia M. Henry	—	—	22,196	$488,906
William M. Altman	8,776	$52,771	19,916	$427,902
Richard A. Lechleiter	19,897	$50,737	50,097	$1,037,282
Lane M. Bowen	17,500	$93,800	52,667	$1,161,155

(1)	These amounts include the following performance-based restricted stock units awarded in February 2014 from the third tranche of the 2011 grant, the second tranche of the 2012 grant, and the first tranche of the 2013 grant based upon the Company’s performance with respect to the 2013 performance period:

	Mr. Diaz	Mr. Breier	Mr. Farber	Ms. Henry	Mr. Altman	Mr. Lechleiter	Mr. Bowen
Shares awarded from 2011 grant	7,200	3,085	—	—	670	1,528	1,497
Shares awarded from 2012 grant	14,391	6,552	—	2,418	1,287	4,173	2,808
Shares awarded from 2013 grant	15,000	6,750	—	1,899	1,750	—	2,500

Total	36,591	16,387	—	4,317	3,707	5,701	6,805

See the “Performance-Based Restricted Stock Units Earned in 2014” portion of the Compensation Discussion and Analysis section beginning on page 37 for a description of the performance-based restricted stock units awarded in February 2015 based upon the Company’s performance with respect to the 2014 performance period.

Non-Qualified Deferred Compensation Table—Fiscal Year 2014

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul J. Diaz	$19,610	(2)	—	$17,644	—	$352,810	(3)
Benjamin A. Breier (4)	—		—	—	—	—
Stephen D. Farber (4)	—		—	—	—	—
Patricia M. Henry	—		—	$2,702	—	$52,355	(5)
William M. Altman	12,068	(2)	—	$5,982	—	$222,768	(6)
Richard A. Lechleiter	—		—	$1,647	$63,003	—
Lane M. Bowen	8,143	(2)	—	$14,135	$344,411	—

(1)	The amounts reported in this column include above-market interest earned in the DCP during 2014 as reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table beginning on page 46 for 2014 for such named executive officer.

(2)	These amounts are included in the 2014 “Salary” column of the Summary Compensation Table beginning on page 46 for Messrs. Diaz, Altman and Bowen.

(3)	This amount includes $259,200 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(4)	Messrs. Breier and Farber have elected not to participate in the DCP.

(5)	This amount includes $847 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(6)	This amount does not include any items previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

The Company maintains the DCP for certain highly compensated employees, including the named executive officers. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The Company did not make any contribution to the DCP in 2014. Amounts credited to a participant’s account will accrue interest at a fixed rate equal to the interest rate published in Moody’s Bond Record under the heading “Moody’s Seasoned Corporate Bond Yield Baa Average” for the month of October immediately preceding each plan year. The effective interest rate for 2014 was 5.31%.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (1) the participant’s retirement (defined as any termination of employment on or after a participant attains age 55) or termination of employment (other than as a result of death) prior to retirement, (2) the participant’s death, or (3) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon retirement, or in the event a participant’s employment is terminated other than as a result of death, a participant will receive 100% of such participant’s account balance, payable in a lump sum or in equal monthly installments over a 5, 10 or 15 year period as selected by the participant when the participant initially enters the DCP. Each of the participating named executive officers other than Ms. Henry has elected to receive a lump sum payment equal to his account balance upon retirement or termination of employment. Ms. Henry has elected to receive her account balance in equal monthly installments over a five year period. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in a lump sum payment.

Potential Payments upon Termination or Change in Control

As more fully described below, the following contracts provide for payments and other benefits to the named executive officers upon the occurrence of various employment termination or change in control events:

•	Employment Agreements—in the event of death, Disability, or an Involuntary Termination;

•	Change in Control Severance Agreements—in connection with a termination of employment following a Change in Control;

•	Equity Plans—in the event of death, Disability, or a Change in Control; and

•

Long-term incentive plan—in the event of death, Disability, Retirement, termination of employment without Cause, or following a Qualified Change in Control, or, as provided in connection with the Diaz LTIP Award (as defined below), an Involuntary Termination, death, Disability or a Change in Control.

In addition to the foregoing, termination and change in control payments are payable under the DCP in certain circumstances. See the “Non-Qualified Deferred Compensation Table—Fiscal Year 2014” beginning on page 53 for details regarding the triggering events and amounts payable under the DCP.

In lieu of any payment each named executive officer would otherwise be entitled to under the terms and conditions of the short-term incentive plan, each named executive officer’s employment and change in control severance agreement expressly provides for a payment under the short-term incentive plan following an Involuntary Termination or Change in Control, respectively.

Definitions

Unless otherwise noted, the term “Disability” means the named executive officer shall be unable, or fail, to perform the essential functions of such named executive officer’s position for any period of 90 days or more.

Unless otherwise noted, the term “Cause” means such named executive officer’s (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of such named executive officer’s duties and responsibilities, which is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company and its affiliates.

Unless otherwise noted, for purposes of each named executive officer’s employment agreement, “Good Reason” means, without the named executive officer’s written consent, (1) a material adverse change in the named executive officer’s authority, duties or responsibilities, (2) a material reduction in the base salary or the annual bonus opportunity of the named executive officer (materiality is set at 5% or greater for Mr. Breier), (3) the Company requiring the named executive officer to relocate such named executive officer’s principal business office more than 30 miles from its current location, or (4) a material breach of the Company’s obligation to (i) allow the named executive officer to participate in the Company’s employee benefit plans, (ii) require any successor to all or substantially all of the business and/or assets of the Company to assume the named executive officer’s employment agreement, and (iii) with respect to Mr. Breier, allow Mr. Breier to participate in the bonus, stock option or other compensation plans of the Company and provide liability, life and disability insurance.

Unless otherwise noted, for purposes of each named executive officer’s change in control severance agreement, “Good Reason” means (1) the named executive officer’s title, duties, responsibilities or authority is reduced or diminished without such named executive officer’s written consent, (2) the named executive officer’s compensation is reduced, (3) the named executive officer’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company, or (4) the named executive officer is asked to relocate such named executive officer’s office to a place more than 30 miles from its current location.

Unless otherwise noted, the term “Involuntary Termination” means the Company terminates such named executive officer’s employment other than for Cause, and for each named executive officer other than Mr. Diaz, the named executive officer terminates such named executive officer’s employment for Good Reason.

Unless otherwise noted, the term “Retirement” means the voluntary termination of a named executive officer’s employment after the age of 55, or, solely with respect to Mr. Diaz, his transition from Chief Executive Officer to Executive Vice Chairman on March 31, 2015.

Unless otherwise noted, the term “Change in Control” means any of the following events:

(1) an acquisition (other than directly from the Company) of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities (excluding acquisitions of voting securities by the Company or any of its subsidiaries, or an employee benefit plan maintained by the Company or any of its subsidiaries);

(2) the individuals who constituted the Board of Directors at the start of any two-year period cease for any reason to constitute over 50% of the Board of Directors by the end of such period; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of over 50% of the Board of Directors, such new director shall be treated as a member of the original Board of Directors, unless such individual initially assumed office as a result of either an actual or threatened election or proxy contest;

(3) consummation of a merger, consolidation or reorganization involving the Company, unless (a) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger, consolidation or reorganization over which any person has beneficial ownership in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the surviving company; and (c) no person (other than the Company, any of its subsidiaries, any employee benefit plan maintained by the Company, the surviving company or any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 20% or more of the then outstanding voting securities) has beneficial ownership of 20% or more of the combined voting power of the surviving company’s then outstanding voting securities;

(4) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company;

(5) approval by the Company’s shareholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company); or

(6) any other event that the Board of Directors shall determine constitutes an effective change in control of the Company.

Employment Agreement—Mr. Diaz

Mr. Diaz’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Diaz is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), Mr. Diaz is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). In the event of an Involuntary Termination, Mr. Diaz’s agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) plus three times his base salary and short-term incentive target award in the year of termination. In addition, for a three-year period following his termination date, Mr. Diaz would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Also, until the end of the second taxable year following the year of termination, Mr. Diaz would be entitled to substantially similar office space and the services of an administrative assistant. If Mr. Diaz’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement.

On March 31, 2015 (previously defined as the “Effective Date”), Mr. Diaz became Executive Vice Chairman of the Company’s Board of Directors in accordance with the Vice Chairman Agreement. Please see the “Employment Agreements – Mr. Diaz” portion of the Compensation Discussion and Analysis section beginning on page 39 for a description of those amounts payable to Mr. Diaz under his Vice Chairman Agreement on and after the Effective Date.

Employment Agreement—Mr. Breier

Mr. Breier’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Breier is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), Mr. Breier is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). In the event of an Involuntary Termination, Mr. Breier’s employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) plus two times his base salary and short-term incentive target award in the year of termination. Mr. Breier would also receive the prorated portion of the long-term incentive award earned in the year of termination (based upon actual performance), payable on such dates and in such manner as if he continued to be employed by the Company. In addition, for a two-year period following his termination date, Mr. Breier would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If Mr. Breier’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement.

On March 31, 2015, Mr. Breier became President and Chief Executive Officer in accordance with the CEO Agreement. Please see the “Employment Agreements – Mr. Breier” portion of the Compensation Discussion and Analysis section beginning on page 40 for a description of those amounts payable to Mr. Breier under his CEO Agreement on and after the Effective Date.

Employment Agreement—Mr. Lechleiter

On July 10, 2013, the Company entered into the Lechleiter Agreement in connection with Mr. Lechleiter’s planned retirement on January 15, 2014 (previously defined as the “Retirement Date”). The Lechleiter Agreement replaced and superseded his previous employment agreement with the Company. The Lechleiter Agreement provided for certain benefits to Mr. Lechleiter if he remained employed through the Retirement Date, including: (1) a cash severance payment equal to 1.5 times his base salary and target award under the Company’s short-term incentive plan; (2) continued coverage under the Company’s employee benefit plans for a 30-month period following the Retirement Date; (3) immediate vesting on the Retirement Date of outstanding service-based restricted stock awards that would have vested within a 27-month period following the Retirement Date; and (4) continued vesting of stock options and performance-based restricted stock awards (subject to achieving performance measures) for an 18-month period following the Retirement Date. Mr. Lechleiter’s agreement also provided a full release of all potential claims against the Company as of the Retirement Date and extended his existing non-solicitation provision by an additional year until January 15, 2016. Mr. Lechleiter resigned from the Company as Executive Vice President and Chief Financial Officer on January 15, 2014.

Employment Agreement—Mr. Bowen

In connection with Mr. Bowen’s retirement, the Company and Mr. Bowen entered into the Release Agreement. Consistent with the terms of Mr. Bowen’s previous employment agreement, the Release Agreement provided for the following: (1) the settlement, waiver, release and discharge of any and all claims or actions arising from Mr. Bowen’s employment with the Company; (2) a cash severance in the amount of $1,010,083 that was payable on May 1, 2014; (3) continued eligibility to participate in the Company’s short-term incentive plan and long-term incentive plan with respect to the 2014 calendar year based upon the Company’s actual performance; (4) payment of amounts previously earned by Mr. Bowen under the Company’s long-term incentive plan over a three-year period, consistent with the Company’s long-term incentive plan; (5) continued coverage under the Company’s employee benefit plans for an 18-month period; and (6) for an 18-month period following April 16, 2014, additional vesting of stock options and performance-based restricted stock awards in accordance with their original terms, including any related performance measures, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). In addition, any outstanding service-based restricted stock held by Mr. Bowen as of April 16, 2014 that would have otherwise vested during the 18-month period following April 16, 2014 vested immediately. The Release Agreement also provided for certain non-competition and non-solicitation restrictions applicable to

Mr. Bowen for a period of six and 18 months, respectively, following April 16, 2014. Mr. Bowen resigned from the Company as Executive Vice President and President, Nursing Center Division on April 16, 2014.

Employment Agreements—Other Named Executive Officers

Each of the other named executive officers’ employment agreements provides for severance payments under certain circumstances. Following termination for any reason, such other named executive officer is entitled to receive accrued wages through the date of termination, as well as any amounts owed to such named executive officer pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company (except in the event of death or Disability), such named executive officer is entitled to the following additional payments. If employment is terminated by reason of death or Disability, such named executive officer is entitled to a prorated portion of such named executive officer’s short-term incentive target award (based upon actual performance) in the year of termination. If such named executive officer’s employment is subject to an Involuntary Termination, such named executive officer’s employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination plus one and one-half times base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following such named executive officer’s termination date, such named executive officer would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If such named executive officer’s employment is terminated by the Company for Cause, no additional payments are made under such named executive officer’s employment agreement.

Change in Control Severance Agreements

The Company has also entered into a change in control severance agreement with each of the named executive officers, although the Lechleiter Agreement and the Release Agreement have since terminated these agreements for Messrs. Lechleiter and Bowen, respectively, and the Vice Chairman Agreement terminates Mr. Diaz’s change in control severance agreement as of the Effective Date. The change in control severance agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of the Company if (1) the Company terminates the executive’s employment without Cause or (2) the executive terminates employment with the Company for Good Reason. The benefits to be afforded the named executive officers include: (i) a lump sum cash severance payment equal to three times base salary and short-term incentive target award as of the termination of employment or Change in Control date, whichever is greater; (ii) continuation of health, dental, life and disability insurance coverage for three years; and (iii) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control.

The Company took action to respond to a shareholder proposal regarding change in control severance payments that was approved at the 2014 annual meeting of shareholders. In December 2014, the Company amended its corporate governance guidelines to limit severance pay to 2.99 times salary and maximum bonus in any amended or future severance agreements.

Non-Solicitation and Non-Competition Covenants

Each of the named executive officers is subject to a non-solicitation covenant set forth in such named executive officer’s employment agreement and change in control severance agreement, or, with respect to Messrs. Lechleiter and Bowen, in the Lechleiter Agreement and the Release Agreement, respectively. These non-solicitation covenants provide that during the term and for a one-year period thereafter (or until January 15, 2016 with respect to Mr. Lechleiter or October 14, 2015 with respect to Mr. Bowen), the named executive officer will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with the named executive officer or any other person or entity.

Mr. Diaz, Mr. Breier and Ms. Henry are also currently subject to non-compete covenants (Mr. Diaz in connection with the Diaz LTIP Award described below, Mr. Breier under his employment agreement and Ms. Henry under her employment and change in control severance agreement). These non-compete covenants provide that during the term and for a one-year period thereafter, such named executive officer will not, without the prior written approval of the Board of Directors (with respect to Messrs. Diaz or Breier) or the chief executive officer of the Company (with respect to Ms. Henry), (1) become an officer, employee, agent, partner or director of, or otherwise provide services to any other business in direct competition with the Company, or (2) solicit or attempt to take away any customer of the Company.

Stock Incentive Plans

Pursuant to the 2001 Stock Incentive Plan and the 2011 Stock Incentive Plan, upon death, Disability or, except as noted below, following a Change in Control, any service-based restricted stock and performance-based restricted stock units outstanding as of such date immediately vest, regardless of any other time or performance-related requirement and all outstanding options immediately become fully vested and exercisable until otherwise terminated, exercised or cancelled. Notwithstanding the foregoing, the Company amended its 2011 Incentive Plan during 2014 to require a termination of employment within 18-months following a Change of Control for outstanding equity awards to be accelerated. Thus, with respect to service-based restricted stock, performance-based restricted stock units and options granted after May 22, 2014, if employment is terminated by the employee for Good Reason or by the Company without Cause within an 18-month period following a Change in Control, all service-based restricted stock, performance-based restricted stock units and options outstanding on such termination date will immediately vest and, with respect to the options, become fully exercisable.

Long-Term Incentive Plan

Pursuant to the long-term incentive plan, if during a performance period a participating named executive officer is terminated without Cause, or upon Retirement, such named executive officer will receive an award for such performance period (which may be prorated) based upon actual achievement of performance goals, payable as if such named executive officer remained employed by the Company. Upon death or Disability during a performance period, such named executive officer (or such named executive officer’s beneficiary) shall be entitled to receive such named executive officer’s target award under the long-term incentive plan for such performance period, which award may be prorated and paid within thirty days of death or Disability. Also pursuant to the long-term incentive plan, in the event of a Change in Control, the Company or a successor will either assume or continue all outstanding awards, or, in lieu thereof, each participant, including any participating named executive officer, will receive a lump sum payment equal to the target award available for such named executive officer for the performance period in which the Change in Control occurs, without proration.

Diaz LTIP Award

The Committee granted a one-time award under the new LTIP to Mr. Diaz on March 25, 2013 (the “Diaz LTIP Award”), which plan was subsequently approved by the Company’s shareholders on May 21, 2013. The award was granted as part of the Company’s goal to ensure successful succession planning and to further enhance Mr. Diaz’s compensation if there is a significant increase in the Company’s stock price during the period from December 31, 2012 to August 31, 2015. Pursuant to the Diaz LTIP Award, Mr. Diaz may receive an award of between $0 and $5,000,000, based upon the Company’s total shareholder return during the performance period, where total shareholder return is defined as the annualized rate of return reflecting the appreciation of Company common stock plus reinvestment of dividends and the compounding effects of dividends paid on reinvested dividends, and rounded to the nearest whole percentage point. The starting stock price for purposes of measuring total shareholder return is $10.82, the closing price of a share of Company Common Stock on December 31, 2012, and the ending stock price is the average closing price of a share of Company Common Stock during normal trading hours on the NYSE for the sixty (60) consecutive trading days ending on August 31, 2015.

In the event of an Involuntary Termination during the performance period, the award will remain outstanding and will be paid following the end of the performance period based upon the Company’s total shareholder return as if Mr. Diaz had remained employed with the Company throughout the performance period. In the event that Mr. Diaz’s employment is terminated by reason of his death or Disability during the performance period, the award will be paid based upon the Company’s total shareholder return as of the date of his termination of employment. If Mr. Diaz’s employment is terminated during the performance period for any other reason, the award will be forfeited. In the event that a Change in Control of the Company occurs during the performance period, Mr. Diaz will receive the award calculated based upon the Company’s total shareholder return as of the date of the Change in Control.

Under the terms of the Diaz LTIP Award, Mr. Diaz will be subject to non-solicitation and non-competition covenants for one year following the termination of his employment. In the event that he violates either of those covenants, he will be required to repay the award in full.

Summary of Potential Payments upon Termination or Change in Control

The following table sets forth the dollar amount of payments and benefits that each named executive officer (other than Messrs. Lechleiter and Bowen) would receive in various circumstances triggering payments under such named executive officer’s employment agreement or change in control severance agreement, as well as the Company’s 2001 Stock Incentive Plan, 2011 Stock Incentive Plan and long-term incentive plan (including for Mr. Diaz, the Diaz LTIP Award) as of December 31, 2014. The following table sets forth the dollar amount of payments and benefits Mr. Lechleiter received on January 15, 2014 and Mr. Bowen received on or about April 16, 2014, respectively, the date each retired from the Company.

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Paul J. Diaz
Cash payments	$7,682,456	(1)	$6,600,048	(2)	$1,100,008	(3)	—
Extended employee benefits	31,752	(4)	31,752	(4)	—		—
Equity awards	9,722,664	(5)	10,233,977	(6)	10,233,977	(6)	—
Office space and administrative assistant	226,000	(7)	—		—		—
Long-term incentive plan	80,220	(8)	5,825,006	(9)	5,825,006	(9)	—	(10)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$17,743,092		$22,695,783		$17,158,991		—

Benjamin A. Breier
Cash payments	$3,288,029	(11)	$4,110,798	(2)	$609,007	(3)	—
Extended employee benefits	18,218	(12)	27,327	(4)	—		—
Equity awards	9,200,225	(13)	9,768,350	(6)	9,768,350	(6)	—
Long-term incentive plan	44,413	(8)	456,755	(9)	456,755	(9)	—	(10)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$12,550,885		$14,368,230		$10,834,112		—

Stephen D. Farber
Cash payments	$1,560,285	(14)	$2,550,057	(2)	$350,008	(3)	—
Extended employee benefits	12,512	(15)	25,023	(4)	—		—
Equity awards	605,994	(16)	909,000	(6)	909,000	(6)	—
Long-term incentive plan	24,310	(8)	250,006	(9)	250,006	(9)	—	(10)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,203,101		$3,739,086		$1,509,014		—

Patricia M. Henry
Cash payments	$1,328,068	(14)	$2,007,282	(2)	$250,910	(3)	—
Extended employee benefits	11,303	(15)	22,605	(4)	—		—
Equity awards	1,282,890	(16)	1,563,171	(6)	1,563,171	(6)	—
Long-term incentive plan	20,331	(8)	209,092	(9)	209,092	(9)	$20,331	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,642,592		$3,807,150		$2,023,173		$20,331

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
William M. Altman
Cash payments	$1,169,916	(14)	$1,943,784	(2)	$242,973	(3)	—
Extended employee benefits	12,234	(15)	24,468	(4)	—		—
Equity awards	1,043,532	(16)	1,285,926	(6)	1,285,926	(6)	—
Long-term incentive plan	19,688	(8)	202,478	(9)	202,478	(9)	$19,668	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,245,370		$3,461,656		$1,731,377		$19,668

Richard A. Lechleiter
Cash payments	—		—		—		$1,072,800	(17)
Extended employee benefits	—		—		—		64,887	(18)
Equity awards	—		—		—		1,663,468	(19)
Long-term incentive plan	—		—		—		—
Reimbursement of legal/accounting fees	—		—		—		—

Total	—		—		—		$2,801,155

Lane M. Bowen
Cash payments	—		—		—		$1,010,083	(20)
Extended employee benefits	—		—		—		36,645	(21)
Equity awards	—		—		—		892,182	(22)
Long-term incentive plan	—		—		—		—
Reimbursement of legal/accounting fees	—		—		—		—

Total	—		—		—		$1,938,910

(1)	This amount represents (i) three times the sum of Mr. Diaz’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination, and (ii) the prorated award earned by Mr. Diaz under the short-term incentive plan in the year of termination, payable on such date as if Mr. Diaz was still employed by the Company.

(2)	These amounts represent three times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.

(3)	These amounts represent a prorated portion of such named executive officer’s target award under the short-term incentive plan in the year of death or Disability, payable on the same date as if such named executive officer was still employed by the Company.

(4)	These amounts represent the Company’s cost to provide health, dental, life, and short-term and long-term disability benefits for a three-year period based upon the named executive officer’s coverage as of December 31, 2014.

(5)	This amount represents the fair value of three years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2014 closing price of the Company’s Common Stock on the NYSE of $18.18.

(6)	These amounts represent the fair value of full vesting for all outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2014 closing price of the Company’s Common Stock on the NYSE of $18.18.

(7)	This amount represents the estimated cost to provide appropriate office space and an administrative assistant’s salary and benefits for a two-year period based upon the 2014 cost for these items.

(8)	These amounts represent the prorated portion of the actual award such named executive officer would have received under the long-term incentive plan in the year of termination without Cause or Retirement (if applicable), payable on the same dates as if such named executive officer was still employed by the Company.

(9)	These amounts, payable in a lump sum under the long-term incentive plan, represent such named executive officer’s target award under the long-term incentive plan in the year of termination, death or Disability. In addition, for Mr. Diaz, this amount includes the amount of the Diaz LTIP Award that would be payable based on total shareholder return between December 31, 2012 ($10.82) and the average closing price of a share of Company Common Stock for the sixty (60) consecutive trading days ending December 31, 2014.

(10)	Retirement awards are not payable under the long-term incentive plan until age 55. As such, Messrs. Diaz, Breier and Farber would not be eligible to receive a retirement benefit under the long-term incentive plan if they retired as of December 31, 2014.

(11)	This amount represents (i) two times the sum of Mr. Breier’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination, and (ii) the prorated award earned by Mr. Breier under the short-term incentive plan in the year of termination, payable on such date as if Mr. Breier was still employed by the Company.

(12)	This amount represents the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for a two-year period based upon Mr. Breier’s coverage as of December 31, 2014.

(13)	This amount represents the fair value of two years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2014 closing price of the Company’s Common Stock on the NYSE of $18.18.

(14)	These amounts represent (i) one and one-half times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination, and (ii) the prorated award earned by such named executive officer under the short-term incentive plan in the year of termination, payable on such date as if such named executive officer was still employed by the Company.

(15)	These amounts represent the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for an 18-month period based upon such named executive officer’s coverage as of December 31, 2014.

(16)	These amounts represent the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2014 closing price of the Company’s Common Stock on the NYSE of $18.18.

(17)	This amount represents a cash severance payment equal to one and one-half times Mr. Lechleiter’s base salary and target award under the short-term incentive plan for 2014.

(18)	This amount represents the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for a 30-month period based upon Mr. Lechleiter’s coverage on the Retirement Date.

(19)	This amount represents the fair value of 27 months of additional vesting of outstanding service-based restricted stock and 18 months of additional vesting of outstanding stock options and performance-based restricted stock units calculated using the January 15, 2014 closing price of the Company’s Common Stock on the NYSE of $20.85. Mr. Lechleiter retired from the Company on such date.

(20)	This amount represents a cash severance payment of $1,010,083 paid on May 1, 2014.

(21)	This amount represents the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for an 18-month period based on Mr. Bowen’s coverage on April 16, 2014.

(22)	This amount represents the fair value of 18 months of additional vesting of all outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the April 16, 2014 closing price of the Company’s Common Stock on the NYSE of $24.25. Mr. Bowen retired from the Company on such date.

Director Compensation

For 2014, non-employee directors received: (1) a quarterly cash retainer of $21,600 for the first quarter of 2014 and $24,000 per quarter thereafter; (2) an additional $4,000 quarterly retainer for the Audit Committee chair; and (3) an additional $2,500 quarterly retainer for the other committee chairs. In addition, the Chair of the Board received an additional quarterly retainer of $25,000, while the lead independent director received an additional quarterly retainer of $2,500.

On March 26, 2014, the Company issued to each non-employee director 6,610 shares of restricted Common Stock. These shares vest in full on the first anniversary of their grant date. These shares were issued under the 2001 Equity Plan for Non-Employee Directors, as amended and restated (the “2001 Directors Plan”) for Messrs. Ackerman, Blum, Cooper and Kleisner, and under the 2012 Equity Plan for Non-Employee Directors (the “2012 Directors Plan”) for Ms. Donigan, Ms. Yale and Messrs. Goodman, Hjelm and Short.

Under both the 2001 Directors Plan and the 2012 Directors Plan, the Committee has the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under either plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all shares subject to the stock option shall immediately vest, and will have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The 2001 Directors Plan and the 2012 Directors Plan expressly prohibit the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under such plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure. The 2001 Plan also permits stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option.

Pursuant to the Company’s Stock Ownership Guidelines that apply to its non-employee directors, each non-employee director is required to own shares of the Company’s Common Stock valued at three times the annual cash retainer. The Company’s annual cash retainer for its non-employee directors was $93,600 in 2014. If the applicable ownership guideline is not achieved in any year following an annual calculation, the director is required to retain an amount equal to one hundred percent of net shares received under any equity award subsequently issued to such director until the ownership guideline is met.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the fiscal 2014 compensation for all persons who served as a director of the Company during 2014. Ms. Donigan and Mr. Goodman were appointed to the Board of Directors in March 2014. Mr. Edward L. Kuntz resigned as a director and Chair of the Board of Directors on May 22, 2014 upon conclusion of the 2014 annual meeting of shareholders.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation		Total
Joel Ackerman	$111,600	$149,981	—	—		$261,581
Jonathan D. Blum	$93,600	$149,981	—	—		$243,581
Thomas P. Cooper, M.D.	$108,600	$149,981	—	—		$258,581
Paul J. Diaz (4)	—	—	—	—		—
Heyward R. Donigan	$72,000	$149,981	—	—		$221,981
Richard Goodman	$84,000	$149,981	—	—		$233,981
Christopher T. Hjelm	$93,600	$149,981	—	—		$243,581
Frederick J. Kleisner	$103,600	$149,981	—	—		$253,581
Edward L. Kuntz (5)	—	—	—	$237,965	(6)	$237,965
John H. Short, Ph.D.	$93,600	$149,981	—	—		$243,581
Phyllis R. Yale	$178,600	$149,981	—	—		$328,581

(1)	This amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 6,610 shares of restricted Common Stock granted on March 26, 2014, which shares vest in full on the first anniversary of their date of grant. Grant date fair value is calculated using the March 26, 2014 closing price of the Company’s Common Stock on the NYSE of $22.69.

(2)	As of December 31, 2014, each non-employee director held the following number of unvested shares of restricted stock: Mr. Ackerman – 6,610 shares; Mr. Blum – 6,610 shares; Dr. Cooper – 6,610 shares; Ms. Donigan – 6,610 shares; Mr. Goodman – 6,610 shares; Mr. Hjelm – 6,610 shares; Mr. Kleisner – 6,610 shares; Dr. Short – 6,610 shares; and Ms. Yale – 6,610 shares.

(3)	There were no option awards granted during 2014. As of December 31, 2014, each non-employee director held the following number of outstanding, unexercised stock options: Mr. Ackerman – 15,000; Mr. Blum – 15,000; Dr. Cooper – 27,477; Ms. Donigan – 0; Mr. Goodman – 0; Mr. Hjelm – 0; Mr. Kleisner – 15,000; Dr. Short – 0; and Ms. Yale – 0.

(4)	Mr. Diaz was compensated as an executive officer of the Company during 2014 and did not receive any additional compensation for serving as a director of the Company. See the Summary Compensation Table beginning on page 46.

(5)	Mr. Kuntz was compensated as an employee of the Company during 2014 and did not receive any additional compensation for serving as a director of the Company. Additional details about Mr. Kuntz’s compensation arrangement are set forth below.

(6)	This amount includes compensation awarded to Mr. Kuntz pursuant to the terms of his 2013 Agreement and Consulting Agreement with the Company (each as defined and discussed below), and includes base salary, the taxable value of life insurance premiums paid by the Company, TRB, the reallocation of previous contributions for the benefit of Mr. Kuntz to the Company’s 401(k) Plan, continued benefits coverage and consulting fees, as follows:

Base Salary	Life	TRB (a)	401(k)	Benefit Continuation (b)	Consulting Fees (c)	Total
$139,327	$987	$6,333	$21	$21,297	$70,000	$237,965

(a)	For purposes of determining the value of the TRB, the Company bases the calculation on the aggregate incremental cost to the Company for the use of the Company’s aircraft. The aggregate incremental cost for the Company’s aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft.

(b)	Represents cash paid to Mr. Kuntz under the 2013 Agreement to maintain continued coverage under the Company’s employee benefit plans for a 24-month period.

(c)	Represents fees paid to Mr. Kuntz under his Consulting Agreement.

On December 12, 2013, the Company entered into an amended employment agreement with Mr. Kuntz (the “2013 Agreement”), as well as a consulting agreement (the “Consulting Agreement”). Pursuant to the 2013 Agreement, Mr. Kuntz continued to serve as Chair of the Board of Directors until the expiration of the 2014 annual meeting of shareholders. Also pursuant to the 2013 Agreement, during Mr. Kuntz’s service as Chair, he (1) earned a base salary, (2) participated in certain employee benefit plans of the Company, (3) was ineligible to participate in any cash incentive plans of the Company or future equity grants, (4) was reimbursed for reasonable business expenses, and (5) received an office and services of an administrative assistant. Following the 2014 annual meeting of shareholders, he is entitled to 24 months of continued coverage under the Company’s employee benefit plans. The 2013 Agreement also included a non-solicitation covenant that provides that until May 22, 2015, Mr. Kuntz will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with Mr. Kuntz or any other person or entity. In exchange for the payments received under the 2013 Agreement, Mr. Kuntz waived the right to any and all severance or termination payments under the Company’s other severance plans or agreements.

Pursuant to the Consulting Agreement, Mr. Kuntz serves as senior advisor to the Company’s chief executive officer, the Chair of the Board of Directors and the Board of Directors generally, and provides such other services as may be requested by the Company. The Consulting Agreement is effective from June 1, 2014 through June 1, 2016, pursuant to which Mr. Kuntz will be paid a consulting fee of $10,000 per month, as well as reimbursement of reasonable and pre-approved expenses. The Consulting Agreement contains a non-compete covenant that provides that during the term of the Consulting Agreement, Mr. Kuntz will not, without the prior written approval of the chief executive officer of the Company, (1) become an officer, employee, agent, partner or director of, or otherwise provide services to any other business in direct competition with the Company, or (2) solicit or attempt to take away any customer of the Company. The Consulting Agreement also includes a non-solicitation covenant that provides that during the term of the Consulting Agreement, Mr. Kuntz will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with Mr. Kuntz or any other person or entity.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NYSE listing standards. The Executive Compensation Committee is composed of Mr. Frederick J. Kleisner (Chair), Mr. Jonathan D. Blum, Ms. Heyward R. Donigan and Ms. Phyllis R. Yale. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and equity-based incentive compensation plans for the executive officers of the Company.

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based upon the foregoing review and discussion with management, the Executive Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

Frederick J. Kleisner, Chair
Jonathan D. Blum
Heyward R. Donigan
Phyllis R. Yale

Executive Compensation Committee Interlocks and Insider Participation

Mr. Frederick J. Kleisner, Mr. Jonathan Blum and Ms. Phyllis R. Yale served on the Executive Compensation Committee of the Board of Directors for all of 2014. Mr. Joel Ackerman served as a member and Chair of the Executive Compensation Committee until May 22, 2014, at which time he was replaced as a member by Ms. Heyward R. Donigan and Mr. Kleisner was appointed to the role of Chair. None of the persons who served on the Executive Compensation Committee during the last completed fiscal year is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has, or has had, one or more of its executive officers serving as a member of the Company’s Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of four directors. Each member of the Audit Committee is independent and financially literate as defined in the NYSE listing standards. Mr. Joel Ackerman, Thomas P. Cooper, M.D. and Mr. Christopher T. Hjelm served on the Audit Committee for all of 2014. Mr. Richard Goodman began serving on the Audit Committee on May 22, 2014, when he replaced Mr. Joel Ackerman as Chair.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”), and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP.

The Audit Committee held four meetings during 2014. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. In addition, the Audit Committee meets independently with the Company’s Chief Financial Officer on a regular basis to discuss accounting and internal control issues and the integrity of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent registered public accounting firm with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Richard Goodman, Chair
Joel Ackerman
Thomas P. Cooper, M.D.
Christopher T. Hjelm

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2014 with respect to equity plans that were approved by the Company’s shareholders. As of December 31, 2014, all outstanding equity awards were granted under equity plans that have been approved by the Company’s shareholders.

Equity Compensation Plan Information

(as of December 31, 2014)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	445,671	(2)	$21.85	3,000,183	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	445,671		$21.85	3,000,183

(1)	The 2001 Stock Incentive Plan, 2011 Stock Incentive Plan, 2001 Directors Plan and 2012 Directors Plan have each been approved by the Company’s shareholders and are included in these totals.

(2)	Represents 320,529 shares of Common Stock underlying outstanding stock options granted pursuant to the 2001 Stock Incentive Plan and 125,142 shares of Common Stock underlying stock options granted to non-employee directors pursuant to the 2001 Directors Plan. No option awards had been granted under the 2011 Stock Incentive Plan or the 2012 Directors Plan as of December 31, 2014.

(3)	Restricted Common Stock and other forms of equity awards may be issued pursuant to the 2011 Stock Incentive Plan, the 2001 Directors Plan and the 2012 Directors Plan. Pursuant to its terms, no equity awards remain available for issuance after March 26, 2012 under the 2001 Stock Incentive Plan.

PROPOSAL 2.    ADVISORY VOTE ON THE

COMPANY’S EXECUTIVE COMPENSATION PROGRAM

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s rules.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis” beginning on page 17, the Company’s executive compensation programs are designed to attract, motivate, and retain the Company’s executive officers, who are critical to the Company’s success. Under these programs, the Company’s executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please see “Compensation Discussion and Analysis” beginning on page 17 for additional details about the Company’s executive compensation program, including information about the fiscal year 2014 compensation of the Company’s named executive officers.

The Executive Compensation Committee regularly reviews the compensation program for the Company’s executive officers to ensure it achieves the desired goals of aligning the Company’s executive compensation program with its shareholders’ interests and current market practices. The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its compensation plans, including stock ownership guidelines, limited perquisites, and a prohibition against hedging.

The Company is asking its shareholders to indicate their support for the named executive officer compensation as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the Company’s executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company will ask its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider its shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the approval, on an advisory basis, of the Company’s executive compensation program

PROPOSAL 3.    PROPOSAL TO AMEND AND RESTATE

THE KINDRED HEALTHCARE, INC. 2012

EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

The Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors (previously defined as the “2012 Directors Plan”) is intended to enable the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company. The Board of Directors initially adopted the 2012 Directors Plan on March 27, 2012, and the 2012 Directors Plan was approved by the shareholders of the Company on May 17, 2012. It is now proposed that the 2012 Directors Plan be amended and restated to make the following changes:

•

Amend the name of the 2012 Directors Plan so that, as amended, it will be titled the “Kindred Healthcare, Inc., 2012 Equity Plan for Non-Employee Directors, Amended and Restated” (the “Amended Directors Plan”);

•

Increase the number of shares of Common Stock available for issuance from the 200,000 shares currently available under the 2012 Directors Plan to 400,000 shares available under the Amended Directors Plan (an increase of 200,000 shares);

•

Provide that, during any one calendar year, any one non-employee director may receive awards under the Amended Directors Plan covering shares with an aggregate fair market value of no more than $500,000, with the fair market value of the shares underlying each award being determined as of the date on which such award is granted; and

•	Implement miscellaneous technical amendments to reflect the adoption of the Amended Directors Plan.

On March 26, 2015, the Board of Directors approved the Amended Directors Plan, subject to its approval by the Company’s shareholders. The material terms of the Amended Directors Plan are summarized below. The summary is subject in all respects to the complete text of the Amended Directors Plan, which is attached as Annex A to this proxy statement.

In General

The Amended Directors Plan provides for the discretionary grant of stock options (which we refer to as “Options”) and restricted shares of Common Stock (which we refer to as “Restricted Shares”) to non-employee directors, both of which are described in more detail below.

The Amended Directors Plan will be administered by a committee (which we refer to as the “Committee”) of the Board of Directors, typically the Executive Compensation Committee, which is comprised of two or more non-employee directors, each of whom must be an independent director as required by the listing standards of the NYSE or any other exchange on which the Common Stock is listed. Under the Amended Directors Plan, the Committee has the authority to select the non-employee directors who may be granted awards of Options and/or Restricted Shares (who we refer to as “Grantees”), the number and type(s) of such awards granted, and, within certain limitations contained in the Amended Directors Plan, all other terms and conditions of the awards (which are to be contained in and evidenced by an “Option Agreement” or a “Restricted Share Agreement,” as the case may be), as described in more detail below.

Subject to adjustment as described below, awards under the Amended Directors Plan may be granted with respect to no more than 400,000 shares of the Company’s Common Stock (which we refer to as “Plan Shares”) in the aggregate. This represents an increase of 200,000 from the 200,000 aggregate Plan Shares that were available under the 2012 Directors Plan. As of March 31, 2015, 117,205 of the 200,000 aggregate Plan Shares available under the 2012 Directors Plan have been issued, meaning that 82,795 additional Plan Shares remain available for issuance. In addition, as of March 31, 2015, only 214 shares of the Company’s Common Stock remain available for award under the 2001 Directors Plan, which was the prior equity compensation plan for Non-Employee Directors that was succeeded by the 2012 Directors Plan. The Company may continue to make grants to

Non-Employee Directors under the 2012 Directors Plan and the 2001 Directors Plan until the shares respectively available under those plans are exhausted, but after that the Company will not be able to grant equity awards to Non-Employee Directors unless the Amended Directors Plan is approved.

The Amended Directors Plan provides that, during any one calendar year, any one Non-Employee Director may receive awards under the Amended Directors Plan covering Plan Shares with an aggregate fair market value of no more than $500,000, with the fair market value of the Plan Shares underlying each award being determined as of the date on which such award is granted.

Adjustments in the Number of Shares Subject to the Amended Directors Plan

Plan Shares that are not delivered under an award of an Option or Restricted Shares for any reason before the exercise of the Option or the vesting of the Restricted Shares, respectively, will become available again for future awards of Options or Restricted Shares under the Amended Directors Plan. Plan Shares related to awards that are assumed, replaced, converted or adjusted in the context of a corporate acquisition or merger will not reduce the number of shares available for awards under the Amended Directors Plan.

The Amended Directors Plan provides for an appropriate adjustment in the number of Plan Shares available to be issued under the Amended Directors Plan and under outstanding awards, and in the related exercise price for outstanding options, upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of the Common Stock and certain other similar events, in a manner deemed equitable by the Committee.

Options

Each Option will entitle the Grantee to purchase a specified number of shares of Common Stock. In all cases, the exercise price will not be less than the fair market value of the Common Stock on the date of grant of the Option and in no event will an Option become exercisable in full before the third anniversary of that date. Unless the Committee decides otherwise and the Option Agreement so provides: (1) no Option will be exercisable after the expiration of ten years from the date such Option is granted; (2) except as described below, the Option will vest and become exercisable in four equal annual installments; (3) no Option will provide for rights to dividends or dividend equivalents; and (4) Options are exercisable in whole or in part at the Grantee’s discretion. The exercise price will be paid in cash or in shares of Common Stock (owned for at least six months) valued at their fair market value on the date of exercise, or a combination of the two. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee.

During the lifetime of the Grantee, each Option may only be exercised by that Grantee and the Option is not transferrable or assignable and may not be pledged or otherwise encumbered.

Unless otherwise specified by the terms of the individual Option Agreement, in the event that the Grantee ceases to be a member of the Board of Directors: (1) for any reason other than failure to be nominated by the Board of Directors for re-election, disability or removal for cause (as such terms are defined in the Amended Directors Plan) or death, Options granted to such Grantee, to the extent that they were exercisable at the time the Grantee ceased to be a member of the Board of Directors, will remain exercisable for three months thereafter, and those not exercisable at such time will expire immediately; (2) on account of the disability or death of the Grantee while serving as a Director or on account of the Grantee’s death within three months after the Grantee ceases to be a Director (except by reason of removal for cause), all Options granted to such Grantee will become immediately exercisable and will remain exercisable by such Grantee or his or her designated beneficiary until the Option’s expiration date; (3) as a result of failure to be nominated for re-election, all vested Options terminate on the Option’s original expiration date and are exercisable until that date only with respect to the number of shares of Common Stock which were exercisable on the day before the Grantee ceased to be a Director and all unvested Options on that date expire on that date; and (4) as a result of removal for cause, all outstanding Options granted to such participant (whether or not then exercisable) will immediately expire. No Option may be exercised after the expiration of its term.

Unless otherwise specified by the terms of the individual Option Agreement, upon the occurrence of a change in control of the Company (as defined in the Amended Directors Plan), each Option granted under the Amended Directors Plan and outstanding at such time will become fully and immediately exercisable and will remain exercisable until its expiration or cancellation under the Amended Directors Plan.

Restricted Shares

Unless otherwise provided in a Restricted Share Agreement, any dividends paid with respect to the Common Stock will be paid to Grantees of Restricted Shares even if such Restricted Shares have not yet vested. Also, each Grantee of Restricted Shares will have full voting rights with respect to those Restricted Shares even if they have not yet vested.

During the lifetime of the Grantee, each Restricted Shares granted under the Amended Directors Plan is not transferrable or assignable and may not be pledged or otherwise encumbered.

Unless a Restricted Share Agreement provides otherwise, Restricted Shares will vest in four equal annual installments (although the Restricted Share Agreement typically provides for full vesting on the first anniversary of such grant). Upon a change of control of the Company, all Restricted Shares vest immediately.

Unless otherwise specified by the terms of the individual Restricted Share Agreement, in the event that the Grantee ceases to be a member of the Board of Directors: (1) for any reason other than failure to be nominated by the Board of Directors for re-election, disability or removal for cause (as such terms are defined in the Amended Directors Plan) or death, all unvested Restricted Shares will be immediately cancelled and forfeited; (2) on account of the disability or death of the Grantee while serving as a Director or on account of the Grantee’s death within three months after the Grantee ceases to be a Director (except by reason of removal for cause), Restricted Shares granted to such Grantee will immediately vest in full; (3) as a result of failure to be nominated for re-election, all unvested Restricted Shares will be cancelled and forfeited on the day before the Grantee ceases to be a Director; and (4) as a result of removal for cause, all unvested Restricted Shares will be immediately cancelled and forfeited.

General Plan Provisions

No Option or Restricted Share is transferable or assignable other than by will or the laws of descent and distribution.

Change in control is defined under the Amended Directors Plan to include the acquisition of a 50% controlling interest in the Company, a change in the majority of members of the Board of Directors over a two-year period (unless replacements were elected by or at the recommendation of two-thirds of the prior directors), or the consummation of a corporate transaction which results in liquidation of the Company, sale of all or substantially all of its assets or other transaction in which the prior shareholders no longer own at least 50% of the Company.

Amendment or Termination of the Amended Directors Plan

The Board of Directors may amend the provisions of the Amended Directors Plan at any time and from time to time, but no amendment may be made that would: (1) impair the rights of a Grantee under a previously granted Option or Restricted Share award, without the participant’s consent; or (2) reduce the exercise price for Options. In addition, no amendment which requires the approval of the Company’s shareholders under applicable law or the rules of the NYSE or any other exchange on which the Common Stock is listed shall be effective unless so approved by the shareholders. No grants or awards of Options or Restricted Shares may be made under the Amended Directors Plan after the date that is ten years after the date the Amended Directors Plan is approved by the Company’s shareholders.

New Amended Directors Plan Benefits

Because future awards of Restricted Shares and Options under the Amended Directors Plan are discretionary, no data can be provided regarding future grants. Therefore, the following table sets forth information pertaining to shares of restricted Common Stock which were granted in 2014 pursuant to the 2012 Directors Plan and the 2001 Directors Plan to the non-employee directors named below. No options were granted under the 2012 Directors Plan during 2014. The closing trading price of the Company’s Common Stock as reported on the NYSE on March 31, 2015 was $23.79 per share.

Name of Non-Employee Director (1)	Total Number of Restricted Shares	Dollar Value (2)
Joel Ackerman (3)	6,610	$120,170
Jonathan D. Blum (3)	6,610	120,170
Thomas P. Cooper, M.D (3)	6,610	120,170
Heyward R. Donigan (4)	6,610	120,170
Richard Goodman (4)	6,610	120,170
Christopher T. Hjelm (4)	6,610	120,170
Frederick J. Kleisner (3)	6,610	120,170
John H. Short, Ph.D (4)	6,610	120,170
Phyllis R. Yale (4)	6,610	120,170
Non-Employee Directors as a group	59,490	$1,081,530

(1)	Only non-employee directors of the Company are eligible to receive awards under the 2012 Directors Plan and 2001 Directors Plan.

(2)	Values for the Restricted Shares issued during 2014 under the 2001 Directors Plan and the 2012 Directors Plan are calculated by multiplying the closing price of $18.18 reported on the NYSE for the Common Stock on December 31, 2014, and the number of Restricted Shares. The aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) for Restricted Shares issued during 2014 has been disclosed in the Director Compensation Table beginning on page 64 under the column “Stock Awards.”

(3)	Granted under the 2001 Directors Plan.

(4)	Granted under the 2012 Directors Plan.

Shareholder approval of the Amended Directors Plan is being sought as required by the rules of the NYSE. If such approval is not obtained, the Amended Directors Plan will not take effect and the 2012 Directors Plan will remain in effect without amendment.

Tax Treatment of Awards

The following is a summary of the principal U.S. federal income tax consequences generally applicable to the Company and to Grantees upon the grant and exercise of Options and Restricted Shares under the Amended Directors Plan under the now applicable provisions of the Code and the regulations thereunder.

Options. A participant is not taxed upon grant of an Option. Generally, a participant will have ordinary income upon exercise of an Option in an amount equal to the excess of the fair market value on the date of exercise of the Plan Shares purchased over the exercise price paid upon exercise. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the Grantee upon the Grantee’s exercise of the Option.

If the Grantee surrenders previously-owned shares of Common Stock in payment of any or all of the exercise price of an Option, the Common Stock received upon exercise of such Option equal to the number of previously-owned shares of Common Stock so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Common Stock. The additional Common Stock received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

Restricted Shares. Upon the vesting of Restricted Shares, a Grantee will have ordinary income in an amount equal to the fair market value of the Restricted Shares on the vesting date. Upon the sale of any Restricted Shares with respect to which restrictions have lapsed, the Grantee will have a long-term or short-term capital gain or loss, depending on the holding period for such Restricted Shares, based on the difference between the sales proceeds and the amount of ordinary income so recognized at vesting. The holding period for purposes of determining the rate applicable to any such capital gains will commence on the vesting date.

A Grantee may elect to recognize ordinary income at the time that the Restricted Share award is made, instead of at the time that it vests, by filing an election under Section 83(b) of the Code, not later than 30 days after the date the Restricted Share award is made to the Grantee. The amount of income required to be recognized would be equal to the value of the Restricted Shares at the time of the award. Any such election must be included with the Grantee’s income tax return for that year and filed with the IRS service center where the Grantee’s tax return is filed. A copy of the election must also be given to the Company. Upon the sale of Restricted Shares as to which such an election has been made, the Grantee will have a long-term or short-term capital gain or loss, depending upon the holding period for such Restricted Shares, based on the difference between the sales proceeds and the amount of ordinary income so recognized. If an election under Section 83(b) is made, the holding period for purposes of determining the rate applicable to any such capital gains will commence on the date the Restricted Share award is made. However, if a Grantee makes such an election, and recognizes income and pays income tax in the year that the Restricted Share award is made, the Grantee will not be entitled to any refund of the tax if the Restricted Shares are later forfeited.

At the time a Grantee recognizes ordinary income with respect to Restricted Shares, either upon vesting or, if a Section 83(b) election is made, upon grant, the Company will be entitled to a U.S. federal income tax deduction in an amount equal to the amount of such ordinary income.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the approval of the Amended and Restated Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors

PROPOSAL 4.    PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

The firm of PricewaterhouseCoopers LLP has been retained as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2015 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2015.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013. The Audit Committee approved all services required to be so approved during 2014.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the Company’s internal control over financial reporting as of December 31, 2014 and 2013, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for each of the referenced years were $4,254,586 and $2,994,000 for the years ended December 31, 2014 and 2013, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $75,000 and $73,000, for the years ended December 31, 2014 and 2013, respectively. For 2014 and 2013, these fees were primarily related to employee benefit plan audits.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2014 or December 31, 2013 for tax compliance, tax advice or tax planning services.

All Other Fees

PricewaterhouseCoopers LLP billed the Company $273,100 for the year ended December 31, 2014 in connection with survey matters involving the Company’s employees, $260,840 for the year ended December 31, 2013 in connection with survey matters involving the Company’s employees, and $1,800 for each of the years ended December 31, 2014 and December 31, 2013 for the license of research software used by the Company. Such fees are not otherwise included in the sections captioned “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” set forth above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, evaluating and replacing the independent registered public accounting firm, setting compensation and overseeing the services rendered by the independent registered public accounting firm. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent registered public accounting firm. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings. All of the services described in the sections captioned “Audit Fees,” “Audit-Related Fees” and “All Other Fees” were approved by the Audit Committee in accordance with this policy.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015

Shareholder Proposals and Director Nominations

The Company must receive any shareholder proposal intended to be presented at the Company’s 2016 Annual Meeting of shareholders by December 12, 2015 in order to be considered for inclusion in the Company’s proxy materials for such meeting, unless the date of our 2016 annual meeting is changed by more than 30 days from May 27, 2016, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials.

Under the Company’s advance notice provisions in its bylaws, if a shareholder wants to submit a proposal for the Company’s 2016 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy materials), or intends to nominate a person as a candidate for election to the Board directly, the shareholder can submit the proposal or nomination between February 27, 2016 and the close of business on March 28, 2016, which is between 60 days and 90 days before the anniversary of the date of the 2015 Annual Meeting. In the event the date of the 2016 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2015 Annual Meeting, the shareholder can submit the proposal or nomination by the close of business on the date that is the later of the 60th day prior to the Company’s 2016 Annual Meeting or the 10th day following the day on which the date for the Company’s 2016 Annual Meeting is first announced or disclosed.

Shareholder and Other Communications

The Company welcomes communications to the Board of Directors and/or individual directors. Shareholders or other interested parties who wish to communicate with the Board of Directors or an individual director should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communications will be forwarded to the Board of Directors or the individual director as appropriate.

Additional Information

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Benjamin A. Breier

President and Chief Executive Officer

ANNEX A

KINDRED HEALTHCARE, INC.

2012 EQUITY PLAN FOR

NON-EMPLOYEE DIRECTORS, AMENDED AND RESTATED

ARTICLE 1. PURPOSE

The purpose of this Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors, Amended and Restated, is to promote the interests of Kindred Healthcare, Inc., its subsidiaries and shareholders, by allowing the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. As used in the Plan, defined terms shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings:

(a) “Affiliates” shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

(b) “Award” shall mean an Option or Restricted Shares, as the context may require.

(c) “Award Agreement” shall mean an Option Agreement or a Restricted Share Agreement, as the context may require.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean, unless otherwise defined in an Award Agreement, a felony conviction of a Non-Employee Director or the failure of a Non-Employee Director to contest prosecution for a felony, or a Non-Employee Director’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Affiliates.

(f) “Change in Control” shall mean any of the following events:

(i) any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than beneficial ownership by the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a Director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such Director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any Director who is so approved in connection with any actual or threatened contest for election to positions on the Board; or

(iii) the consummation of: (A) a merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of the

Company’s voting securities immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such event; (B) a complete liquidation or dissolution of the Company; or (C) the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Company’s voting securities immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, any regulations promulgated thereunder and any successor thereto.

(h) “Committee” shall mean the Executive Compensation Committee of the Board or such other committee as the Board shall designate from time to time.

(i) “Company” shall mean Kindred Healthcare, Inc., a Delaware corporation, together with its Affiliates.

(j) “Director” shall mean a member of the Board.

(k) “Disability” shall mean a physical or mental condition that would make the Non-Employee Director unable to perform such Director’s duties for a continuous period of not less than six months. For purposes of this Plan, a Non-Employee Director shall be deemed to have ceased to be a Director as a result of a Disability for purposes of this Plan on the date as of which the Non-Employee Director is determined to have the Disability by the Board.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m) the “Fair Market Value” of a Share with respect to any day shall be (i) the closing sales price on such day of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading, or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

(n) “Grantee” shall mean a Non-Employee Director who has been granted an Option or Restricted Shares, or the personal representative, heir or legatee of a Grantee who has the right to exercise the Option or receive the Restricted Shares upon the death of the Non-Employee Director.

(o) “Non-Employee Director” shall mean a member of the Board who is not an employee of the Company or any of its Affiliates.

(p) “Option” shall mean an option to purchase Shares granted to a Grantee pursuant to the Plan.

(q) “Option Agreement” shall mean a written agreement between the Company and a Grantee evidencing the granting of an Option and containing terms and conditions concerning such Option.

(r) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(s) “Plan” shall mean this Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors, Amended and Restated, as the same may be amended from time to time.

(t) “Restricted Share Agreement” shall mean a written agreement between the Company and a Grantee evidencing the granting of Restricted Shares and containing terms and conditions concerning such Restricted Shares.

(u) “Restricted Shares” shall mean restricted Shares of the Company granted to a Grantee pursuant to the Plan.

(v) “Shares” shall mean the shares of the Company’s common stock, par value $.25 per share.

2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3. SHARES SUBJECT TO THE PLAN

The common stock to be offered under the Plan shall be the Shares, which Shares may be unissued Shares or treasury Shares. Subject to the adjustments provided for in Section 6, the aggregate number of Shares that may be covered by Awards granted under the Plan shall not exceed 400,000 Shares, inclusive of all Shares subject to Awards granted under the Plan since its adoption in 2012. Shares subject to, but not delivered under, an Award terminating or expiring for any reason prior to its exercise, in the case of an Option, or vesting, in the case of Restricted Shares, in full shall be deemed available for Awards to be granted thereafter during the term of the Plan. Shares covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in the Plan shall not count as used under the Plan for purposes of this Article 3.

ARTICLE 4. GRANTS OF AWARDS

4.1 Grants. Subject to shareholder approval of this Plan at the 2015 Annual Meeting of the Shareholders, the Committee shall have the sole authority to grant Awards at its discretion to Non-Employee Directors pursuant to this Plan. During any one calendar year, any one Non-Employee Director may receive Awards covering Shares with an aggregate Fair Market Value of no more than $500,000, with the Fair Market Value of the Shares underlying each Award being determined as of the date on which such Award is granted.

4.2 Terms and Conditions.

(a) In no event shall the exercise price of any Option granted under the Plan (the “Option Exercise Price”) be less than 100% of the Fair Market Value of a Share on the date on which such Option is granted. Unless otherwise provided in the applicable Award Agreement, each Award of an Option granted under the Plan shall have the following additional terms and conditions:

(i) The term of the Option shall be ten years from the date of grant unless sooner terminated as provided herein.

(ii) Subject to Section 4.3, the Option shall become exercisable in four equal annual installments, with the first installment becoming exercisable on the first anniversary of the date of grant of the Option. In no event shall any Option become exercisable in full prior to the third anniversary of the date of grant of such Option. Notwithstanding the preceding sentence or anything else in this Section 4 to the contrary, upon a Change in Control, the Grantee shall have the right to exercise the Option in full as to all Shares subject to the Option.

(iii) No Option shall provide for rights to dividends or dividend equivalents.

(iv) Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(v) Certificates for Shares purchased upon the exercise of an Option shall be issued in the name of the Grantee and delivered to the Grantee as soon as practicable following the effective date on which the Option is exercised.

(b) Unless otherwise provided in the applicable Award Agreement, each Award of Restricted Shares granted under the Plan shall have the following terms and conditions:

(i) Any dividends paid with respect to Shares will be paid to holders of Restricted Shares granted, but not yet vested or forfeited, promptly without condition. In addition, a Director who holds Restricted Shares pursuant to the Plan shall have the right to exercise full voting rights with respect thereto.

(ii) Subject to Section 4.3, the Restricted Shares shall vest in four equal annual installments, with the first installment vesting on the first anniversary of the date of grant of the Restricted Shares. Notwithstanding anything in this Section 4 to the contrary, upon a Change in Control, all Restricted Shares shall immediately vest.

4.3 Termination of Award. Unless otherwise provided in the applicable Award Agreement, each Award granted under the Plan shall be subject to the following termination provisions:

(i) If the Grantee ceases to be a Director of the Company for any reason other than failure to be nominated by the Board for re-election, death, Disability or removal for Cause: (A) all vested Options shall terminate three months after the Grantee ceases to be a Director of the Company (unless the Grantee dies during such period), or on the Option’s original expiration date, if earlier, and shall be exercisable during such three-month period only with respect to the number of Shares which the Grantee was entitled to purchase on the day preceding the day on which the Grantee ceased to be a Director, and (B) all unvested Options and unvested Restricted Shares shall be immediately cancelled and forfeited.

(ii) If the Grantee ceases to be a Director of the Company because of removal for Cause, all Options (regardless of whether vested or unvested) and all outstanding Restricted Shares shall be immediately cancelled and forfeited on the date of the Grantee’s removal.

(iii) If the Grantee ceases to be a Director of the Company because of failure to be nominated by the Board for re-election: (A) vested Options shall terminate on the Option’s original expiration date and shall be exercisable until the Option’s expiration date only with respect to the number of Shares as to which the Option shall have been exercisable on the date preceding the day on which the Grantee ceased to be a Director, and (B) all unvested Options and unvested Restricted Shares shall be immediately cancelled and forfeited.

(iv) In the event of the Grantee’s Disability or death while serving as a Director of the Company, or the Grantee’s death within three months after the Grantee ceases to be a Director (other than by reason of removal for Cause), all Options and Restricted Shares shall immediately vest in full and Options shall be exercisable until the Options’ expiration date. In the event of the Grantee’s death, Options may be exercised or paid only by the executors or administrators of the Grantee’s estate or by any person who shall have acquired the right to exercise or pay the Option by will or by the laws of descent and distribution.

4.4 Restrictions on Transferability of Awards. During the lifetime of the Grantee, each Option shall be exercisable only by the Grantee and an Award is non-transferable and will not be subject in any manner to sale, transfer, alienation, pledge, encumbrance or charge; provided, however, that (i) the Committee may, in its sole discretion, permit the transfer of an Award to a family trust for estate planning purposes and (ii) in the event a Non-Employee Director eligible to receive an Award was nominated to or chosen to serve on the Board pursuant to an arrangement between the Company and another Person, such Non-Employee Director may, upon notice in writing to the Board, direct the initial issuance of the Award (and any subsequent issuances of any Awards) to such other Person or transfer his Award to such other Person (following an issuance or transfer under such circumstances, such other Person shall be a “Permitted Transferee”).

4.5 Award Agreement. Each Award shall be evidenced by an Award Agreement, which shall set forth the number of Shares for which the Award was granted, the provisions set forth in this Article 4 relating to the Award and such other terms and conditions approved by the Committee that are consistent with the Plan.

4.6 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve at the time of grant, which need not be the same for each grant or for each Non-Employee Director. Options shall be exercised, in whole or in part, by delivery to the Company’s principal office of a written notice of exercise, to the attention of Corporate Secretary, no less than three (3) business days in advance of the effective date of the proposed exercise (the “Exercise Date”), setting forth the number of Shares with respect to which the Option is to be exercised and accompanied by full payment of the Option Exercise Price. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Company. The grant to a Grantee of an Option shall impose no duty upon the Grantee to exercise such Option in whole or in part.

4.7 Payment of Option Exercise Price. The Option Exercise Price for Shares as to which an Option, or portion thereof, is exercised shall be paid to the Company in full at the time of exercise either (a) in cash or other cash equivalent acceptable to the Company, (b) by tendering Shares previously owned by the Grantee for at least six months, if permitted by the Committee, having a Fair Market Value (determined as of the close of the business day immediately preceding the day on which the Option is exercised) equal to the Option Exercise Price, (c) by a combination of (a) and (b) or any other reasonable consideration that the Committee may deem appropriate, or (d) pursuant to the cashless exercise provision set forth in Section 4.6.

4.8 Delivery of Restricted Shares. When restrictions lapse or are satisfied with respect to Restricted Shares, either such Restricted Shares shall be issued via book entry or a stock certificate for the number of such Restricted Shares shall be delivered to the Grantee holding those Restricted Shares. The Company shall not be required to deliver any fractional Share but may pay to such Grantee, in lieu thereof, the Fair Market Value (measured on the date the restrictions lapse) of such fractional Share.

ARTICLE 5. ADMINISTRATION

5.1 The Committee. The Committee shall have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan and the terms of any Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all parties.

5.2 Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

5.3 Section 409A Compliance. In the event any of the compensation or benefits provided to a Grantee pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Grantee pursuant to this Plan; provided, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to the Grantee in connection with any violation of Section 409A or otherwise.

ARTICLE 6. ADJUSTMENTS UPON CHANGE IN CAPITALIZATION

Notwithstanding the limitations set forth in Article 3, in the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Company affecting the Shares, the Committee shall, subject to any required action by the shareholders of the Company, make an appropriate and equitable adjustment in the maximum number of Shares available under the Plan and in the number, class and the Option Exercise Price of Shares subject to Awards granted under the Plan to prevent dilution or enlargement of the rights of Non-Employee Directors under the Plan and outstanding Awards; provided, that the number of Shares subject to any Award shall always be a whole number.

Restricted Shares shall be treated as outstanding Shares for the purpose of any transaction listed above. But unless otherwise provided herein or in any Award Agreement, such transaction shall not affect the restrictions applicable to the Restricted Shares.

ARTICLE 7. AMENDMENTS AND DISCONTINUANCE

7.1 In General. Except as provided in Sections 7.2, the Board may discontinue, amend, modify or terminate the Plan at any time.

7.2 Awards Previously Granted. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Grantee holding such Award.

7.3 Shareholder Approval. No amendment to the Plan shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of applicable law or any New York Stock Exchange or securities exchange listing requirements.

7.4 No Option Repricing or Similar Actions. The Company shall not (i) reprice an Option, (ii) exchange an Option for any other type of award, or (iii) cash out an Option; provided, however, that an adjustment under Article 6 shall not be considered to constitute an action described in the foregoing clauses (i), (ii) or (iii). For purposes of the Plan, the term “reprice” shall mean lowering the Option Exercise Price of previously awarded Options.

ARTICLE 8. EFFECTIVE DATE AND TERMINATION OF THE PLAN

8.1 Effective Date. The Plan was initially adopted by the Board on March 27, 2012 and was approved by the shareholders of the Company on May 17, 2012. The amendment and restatement of the Plan was adopted by the Board on March 26, 2015 and is subject to shareholder approval at the 2015 Annual Meeting of Shareholders. No grants may be made under the Plan after May 27, 2025.

8.2 Termination Date. The Plan shall terminate on the earliest to occur of (1) the date when all of the Shares available under the Plan shall have been acquired through the exercise of Options or the vesting of Restricted Shares granted under the Plan; (2) 10 years after the date of shareholder approval at the 2015 Annual Meeting of Shareholders; or (3) such earlier date as the Board may determine.

ARTICLE 9. NO OTHER RIGHTS TO RE-ELECTION

Neither the Plan, nor any action taken under the Plan, shall be construed as conferring upon a Non-Employee Director any right to continue as a Director of the Company, to be renominated by the Board or to be re-elected by the shareholders of the Company. Except as expressly provided in the Plan, no Grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the exercise price of, any Option. No person shall have any rights as a stockholder with respect to any Shares covered by or relating to any Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in the Plan, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

ARTICLE 10. INDEMNIFICATION; DECISIONS BINDING

10.1 Indemnification. No member of the Board or the Committee, nor any officer or employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

10.2 Determinations of the Committee. Any grant, determination, prescription or other act of the Committee made in good faith shall be final and conclusively binding upon all persons.

ARTICLE 11. SECURITIES MATTERS

11.1 Registration and Certification. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

11.2 Options. The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Grantee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

ARTICLE 12. EXPENSES AND RECEIPTS

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award shall be used for general corporate purposes.

ARTICLE 13. GOVERNING LAW

The provisions of the Plan and all agreements under the Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

KINDRED HEALTHCARE, INC. 680 SOUTH FOURTH STREET LOUISVILLE, KY 40202-2412

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kindred Healthcare, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Kindred Healthcare, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86907-P61673                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KINDRED HEALTHCARE, INC.

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors Nominees:	For	Against	Abstain

1a.  Joel Ackerman

1b.  Jonathan D. Blum

1c.  Benjamin A. Breier

1d.  Thomas P. Cooper, M.D.

1e.  Paul J. Diaz

1f.  Heyward R. Donigan

1g.  Richard Goodman

1h.  Christopher T. Hjelm

1i.  Frederick J. Kleisner

1j.  John H. Short, Ph.D.

1k.  Phyllis R. Yale

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.    PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM.

3.    PROPOSAL TO AMEND AND RESTATE THE KINDRED HEALTHCARE, INC. 2012 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS.

4.    PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

							For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐

Please sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2015

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 9:00 a.m., local time on Wednesday, May 27, 2015, at the Trump Soho New York, 246 Spring Street, New York, New York 10013.

IT IS IMPORTANT THAT YOU VOTE THESE SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Proxy Card and Annual Report/Form 10-K are available at www.proxyvote.com.

M86908-P61673

PROXY

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 27, 2015

The undersigned hereby appoints Stephen D. Farber, Executive Vice President, Chief Financial Officer, and Stephen R. Cunanan, Chief Administrative Officer and Chief People Officer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Trump Soho New York, 246 Spring Street, New York, NY 10013, on Wednesday, May 27, 2015 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the notice of Annual Meeting of Shareholders and proxy statement, dated April 6, 2015, receipt of which is hereby acknowledged, and upon any other business that may come before the Meeting or any such adjournment or postponement thereof, including without limitation to vote for the election of such substitute nominee(s) for director in the event any of the nominee(s) named on the reverse side become(s) unable to serve.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.